Execution Version

STOCK PURCHASE AGREEMENT

by and among

The KEYW Holding Corporation

Everest Technology Solutions, Inc.

ETS Holdings, Inc.

and

Certain stockholders of ETS Holdings, Inc.

Dated December 2, 2010

Table of Contents

EXHIBITS
Exhibit A:	Holdback Agreement
Exhibit B:	Employment Agreement
Exhibit C:	Registration Rights Agreement

SCHEDULES
Disclosure Schedule

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 2, 2010 is entered into by and among The KEYW Holding Corporation, a Maryland corporation (the “Purchaser”), Everest Technology Solutions, Inc., a Delaware corporation (the “Company”), ETS Holdings, Inc., a Delaware corporation (the “Seller”) and each of the persons listed on the signature pages attached hereto as a Seller Related Party (each a “Seller Related Party” and collectively the “Seller Related Parties”), who are stockholders of the Seller, and solely for purposes set forth in this Agreement, Michael J. Cerruti, as the representative of the Seller and Seller Related Parties hereunder (the “Seller Representative”).  The Purchaser, Company, each of the Sellers, the Seller Related Parties, and the Seller Representative are referred to herein as a “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, the Seller owns all of the issued and outstanding shares of the capital stock of the Company; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Seller desires to sell and the Purchaser desires to acquire all of the outstanding capital stock of the Company.

WHEREAS, the Seller Related Parties are equity holders of the Seller, will each benefit from the consummation of the transactions contemplated herein, and have agreed to join in this Agreement for the limited purposes of agreeing to certain covenants contained herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

Article I.  DEFINITIONS

Section 1.01          Definitions.

The following terms shall have the respective meanings set forth below throughout this Agreement:

“Accounts Receivable” means the billed and unbilled accounts receivable, and any other accounts, notes and other receivables of the Company, calculating using line items and methodology consistent with the Balance Sheet.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” shall have the meaning set forth in Section 2.03(a).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Balance Sheet” means the unaudited balance sheet of the Company as of October 31, 2010.

“Balance Sheet Date” means the date of the Balance Sheet.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Baltimore, MD are authorized or obligated by Law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 2.03(a).

“Claims” shall have the meaning set forth in Section 7.05.

“Closing” shall have the meaning set forth in Section 2.01.

“Closing Date” shall have the meaning set forth in Section 2.01.

“Closing Date Net Working Capital” shall have the meaning set forth in Section 2.03(c).

“Closing Documents” means the certificates referenced in Sections 8.02(a) and 8.03(a).

“Closing Price” shall have the meaning set forth in Section 2.03(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Material Adverse Effect”, means, with respect to the Company, any change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is materially adverse to the business. financial condition, assets or results of operations of the Company, taken as a whole, other than any change, circumstance, fact, event or effect arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, Tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company conducts its business (so long as the foregoing do not disproportionately affect the Company), (c) changes in GAAP, (d) the negotiation, execution, announcement or performance of this Agreement and the other transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, or employees (but not any adverse changes affecting the Company resulting from claims by any Stockholder or a breach by the Company or the Seller Parties of any of the representations, warranties or covenants in this Agreement), (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (so long as the foregoing do not disproportionately affect the Company), (f)  earthquakes, hurricanes, floods, or other natural disasters (so long as the foregoing do not disproportionately affect the Company), or (g) any action taken by Purchaser or its Representatives, or taken by Company at the request or with the consent of Purchaser or any of its Representatives.

“Company Owned IP” shall have the meaning set forth in Section 3.16(b).

“Disclosure Schedules” shall have the meaning set forth in the preamble of Article III.

“Dispute Notice” shall have the meaning set forth in Section 2.03(c).

“Distribution Date” shall have the meaning set forth in Section 2.03(b).

“Employment Agreement” shall have the meaning set forth in Section 2.06(d).

“End Date” means December 31, 2010.

“Environmental Laws” means any applicable Laws relating to (a) the remediation, generation, production, installation, use, storage, treatment, transportation, release, or disposal of Hazardous Materials or (b) the protection of natural resources, the environment, or human health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sections 9601 et seq. (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C § 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it relates to Hazardous Materials), as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous applicable foreign, federal, state or local Laws.

“ERISA” shall have the meaning set forth in Section 3.18(a).

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Affiliates would be deemed a single employer for purposes of Section 4001 of ERISA or Section 414 of the Code.

“Estimated Closing Date Net Working Capital” shall have the meaning set forth in Section 2.03(e).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Financial Statements” shall have the meaning set forth in Section 3.06.

“Flow of Funds Memorandum” shall have the meaning set forth in Section 2.03(a).

“Foreign Plan” shall have the meaning set forth in Section 3.18(g).

“Fundamental Representations” shall have the meaning set forth in Section 7.01.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Contract” means any contract with a Governmental Authority, including any Government Prime Contract, Government Subcontract, Offer or Teaming Agreement and any current proposals related to the foregoing and contracts issued in response to any such proposals, in each case including any Loss Contract; provided that for purposes of this definition and the definitions of “Government Prime Contract” and “Government Subcontract”, any purchase order, delivery order or task order under a Government Contract, Government Prime Contract or Government Subcontract shall not constitute a separate Government Contract, Government Prime Contract or Government Subcontract, as applicable, but shall be part of the Government Contract, Government Prime Contract or Government Subcontract to which it relates.

“Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, change, arrangement or other commitment of any kind, on which final payment has not been made and close-out not completed, between the Company and a Governmental Authority.

“Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Company and any prime contractor to a Governmental Authority or any subcontractor with respect to a Government Prime Contract.

“Governmental Authority” means any government or political subdivision, whether federal, state, local, foreign or supranational, or any agency, authority, official or instrumentality of any such government or political subdivision, or any federal, state, local, foreign or supranational court, tribunal or arbitrator.

 “Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases) that are listed, regulated or defined under any Environmental Laws, including but not limited to “hazardous substances” listed under “CERCLA” and petroleum or any derivatives thereof.

“Holdback Agreement” shall have the meaning set forth in Section 2.03(b).

“Holdback Period” shall have the meaning set forth in Section 2.03(b).

“Holdback Shares” shall have the meaning set forth in Section 2.03(b).

“Indebtedness” means, without duplication, all indebtedness of a Person for borrowed money, whether secured or unsecured, including, without limitation, (a) all indebtedness of the Company for money borrowed from a lender; (b) indebtedness of such a Person for the deferred purchase price of property or services represented by a note, earnout or contingent purchase payment; (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such lien or mortgage; (e) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (f) any liability of such Person in respect of banker’s acceptances or letters of credit; (g) notes payable and agreements representing extensions of credit whether or not representing obligations for borrowed money; (h) guarantees securing indebtedness for borrowed money; (i) all deferred compensation obligations, including (x) all payment obligations under any non-qualified deferred compensation plan of the Company (the “Non-Qualified Deferred Compensation Plans”) and (y) any underfunded pension or post-retirement liabilities of the Company (the “Underfunded Liabilities”); (j) all unpaid bonus or stock appreciation rights obligations incurred by the Company in connection with this transaction; (k) any obligations under any interest rate swap agreements; and (l) all interest, any premiums payable or any other costs, fees or charges (including any prepayment penalties) on any instruments or obligations described in clauses (a) through (l) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

“Indemnified Party” shall have the meaning set forth in Section 7.05(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.05(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.03(c).

“Intellectual Property” means all rights in intellectual property of any type throughout the world including: (a) patents, patent applications and statutory invention registrations, including continuations, continuations-in-part, divisions, provisions, non-provisions, reexaminations, reissues and extensions (“Patents”); (b) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof (“Trademarks”); (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (“Copyrights”); (d) trade secrets, including confidential information and proprietary know-how; (e) domain names; (f) moral rights; (g) shop rights; (h) inventions (whether patentable or unpatentable), invention disclosures, industrial design rights, industrial models and utility models; (i) proprietary discoveries, ideas, developments, data, technical, business and other information, including methodology, processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, market studies, manufacturing or marketing information, blueprints, drawings, chemical compositions, market research, specifications and methods of manufacture; (j) mask works and other semiconductor chip rights and registrations thereof; (k) computer programs and software including source code, object code, data and databases; (l) the right and power to assert, defend and recover title to any of the foregoing; (m) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use of other violation of any of the foregoing; and (n) all rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Inventory” means all raw materials, work-in-process, goods, supplies, inventory, spare parts, replacement and component parts, and materials used or consumed in a Person’s business.

“IRS” shall have the meaning set forth in Section 3.18(a).

“Knowledge of the Company” and “Knowledge of the Seller” means the actual knowledge of Michael Cerruti and Douglas Worthington and the knowledge that each such Person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Company.

“Knowledge of the Purchaser” means the actual knowledge of the Chief Executive Officer, the President and the Chief Financial Officer of Purchaser and the knowledge each that such Person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Purchaser.

“Law” means any law, statute, code, ordinance, regulation or other legally enforceable requirement of any Governmental Authority.

“Lien” means any mortgage, lien, option, encumbrance, assignment, restriction, pledge, claim, interest, security interest, hypothecation, lease, sublease, license, adverse claim, easement, encroachment, right-of-way, burden, title defect, title retention agreement, voting trust agreement, right of first refusal, preemptive right, put, call, restriction on transfer, charge or other encumbrance, restriction or limitation, in each case other than (a) any Lien for Taxes not yet due or delinquent or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty, (b) any lien which is a carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) with respect to the Shares, any liens imposed by Purchaser or imposed by applicable securities Laws, (d) any burden, pledge, encumbrance, or restriction created by this Agreement or any of the Transaction Documents, or (e) any liens that do not interfere with the use of the properties or assets by the Company and which do not impair the value of such properties or assets.

“Loss Contracts” means any contract for the sale of goods and/or services which, after allocation of costs including overhead and general and administrative expenses, would result in negative profit on the contract; provided, that Loss Contracts shall not include any contracts in which the net loss is not material.

“Losses” shall have the meaning set forth in Section 7.02.

“material” or “materially adverse” means any change, circumstance, fact or event, that individually or the aggregate, would result in Losses to the Company in excess of One Hundred and Fifty Thousand Dollars ($150,000); provided, that this definition does not apply to the use of the phrase “materially adverse” in the definition of Company Material Adverse Effect.

“Material Contracts” shall have the meaning set forth in Section 3.08.

“Net Working Capital” means  the difference (whether positive or negative) of (a) the book value of the current assets of the Company as of the Closing Date (including any Tax assets) and (b) the current liabilities of the Company as of the Closing Date, in each case as determined in accordance with GAAP as consistently applied by the Company (except as otherwise provided herein); provided, that: (i) current liabilities will exclude (A) any Indebtedness or other obligations of the Company paid at Closing out of the Aggregate Consideration, (B) any transaction expenses of the Company paid at Closing out of the Aggregate Consideration.

“NWC Holdback” shall have the meaning set forth in Section 2.03(e).

“Offer” means an “offer” to which the Company is a party as defined in the Federal Acquisition Regulation (“FAR”) 2.101.

“Ordinary Gain Amount” shall have the meaning set forth in Section 6.05(f).

“PBGC” shall have the meaning set forth in Section 3.18(h).

“Party” shall have the meaning set forth in the preamble hereto.

“Permitted Use” shall have the meaning set forth in Section 6.02(b).

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity, organization or Governmental Authority.

“Plans” shall have the meaning set forth in Section 3.18(a).

“Post-Closing Tax Period” shall have the meaning set forth in Section 6.05(b).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 6.05(b).

“Pre-Transaction Merger” means the merger that occurred immediately prior to Closing between the Company and ETS Merger Sub Inc., with the Company as the surviving entity and wholly-owned subsidiary of the Seller with Seller being treated as an S corporation pursuant to the Code, without having to file Form 2553 and being treated for income tax purposes as a continuation of the Company, with the Company being a “qualified subchapter S subsidiary” (“QSUB”) pursuant to the Code; and with the events described herein, qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

“Pro Rata Share” for each Seller Related Party, shall equal a fraction, the numerator of which is the total number of outstanding shares of capital stock of Seller held by such Seller Related Party as of the Closing Date, and the denominator is the total number of outstanding shares of capital stock held by all stockholders of the Seller as of the Closing Date, expressed as a percentage.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Common Stock” means unregistered shares of common stock of the Purchaser, par value $0.001 per share.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.02.

“Purchaser Disclosure Schedules” shall have the meaning set forth in the preamble of Article V.

“Purchaser Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, would materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement or under any other Transaction Document or to consummate the transaction contemplated by Article II.

“Purchaser Registration Statement” shall have the meaning set forth in Section 5.08.

“Real Property” shall have the meaning set forth in Section 3.09(c).

“Registration Rights Agreement” shall have the meaning set forth in Section 6.09.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.04.

“Seller Party” shall have the meaning set forth in the introduction to  Article IV.

“Seller Related Party” shall have the meaning set forth in the preamble hereto.

“Seller Releasees” shall have the meaning set forth in Section 6.07(c).

“Shares” means all of the issued and outstanding shares of capital stock of the Company.

“Stockholders” or “Stockholder” shall mean all of the holders of the outstanding capital stock of the Seller.

“Straddle Period” shall have the meaning set forth in Section 6.05(b).

“Target Net Working Capital” shall have the meaning set forth in Section 2.03(d).

“Tax” or “Taxes” means any taxes of any kind, including but not limited to any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, branch, profits, license, withholding, payroll, social security, unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar taxes (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any governmental or Tax authority.

“Tax Matter” shall have the meaning set forth in Section 6.05(e).

“Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company, including any amendment thereof.

“Teaming Agreement” means a “contractor team arrangement(s),” as referenced in the FAR Subpart 9.601, to which the Company is a party.

“Transaction Documents” means  this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties in connection with or pursuant to this Agreement.

“WARN Act” shall have the meaning set forth in Section 3.19(c).

Article II.  SALE AND PURCHASE OF SHARES

Section 2.01     Closing.

Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date, Seller will sell the Shares to Purchaser, and Purchaser will purchase the Shares from Seller.  The closing of the sale and purchase of the Shares (the “Closing”) shall take place beginning at 10:00 A.M. local time on the date within three (3) Business Days after the conditions in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Holland & Knight, LLP, 1600 Tysons Boulevard, Suite 700, McLean, VA 22102, or such other time and place upon which the Parties may mutually agree.  The day on which the Closing actually occurs is herein sometimes referred to as the “Closing Date”.  The Closing shall be effective as of 11:59 p.m. (Eastern Standard Time) on the Closing Date.  By agreement of the Parties, the Closing may take place by conference call, telecopy or e-mail with exchange of original signatures by overnight mail.

Section 2.02          Transfer of Shares.

Upon the terms and subject to the conditions of this Agreement, on and as of the Closing Date, the Seller hereby sells, assigns and transfers, and the Purchaser hereby purchases, the Shares, free and clear of all Liens.

Section 2.03          Aggregate Consideration.

(a)          Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties, covenants and agreements of Seller, the Seller Related Parties and Company set forth herein, and as consideration for the purchase and sale of the Shares, on and as of the Closing Date, the Purchaser agrees to pay and transfer to the Seller the following consideration (collectively, the “Aggregate Consideration”):  (A) Twenty Eight Million Dollars ($28,000,000), as adjusted pursuant to Section 2.03(e) and reduced by the amounts described in Sections 2.03(a)(i) and 2.03(a)(ii) below  (the “Cash Consideration” ), payable in the manner set forth below; (B) subject to Section 2.03(b), that number of shares of Purchaser Common Stock determined by dividing Two Million Dollars ($2,000,000) by the average market price at which shares of Purchaser’s registered common stock traded on the NASDAQ Global Market over the last ten (10) trading days immediately prior to the Closing Date (the “Closing Price”); (C) the amount, if any, determined pursuant to Section 2.03(d) below within the time frame set forth therein; and (D) the amounts, if any, determined pursuant to Section 6.05(f) and Section 6.05(k) below within the time frames set forth therein.  On and as of the Closing Date, Purchaser will pay the Cash Consideration by wire transfer of immediately available funds to the recipients as designated in a flow of funds memorandum (with wire instructions for the below payments or instructions to pay certain amounts by check) prepared by the Seller and Company and reasonably acceptable to Purchaser (the “Flow of Funds Memorandum”) and containing the following:

(i)           The amount of any Indebtedness (if any) that will be paid at Closing;

(ii)          The amount of expenses payable by the Seller and the Company in connection with the consummation of the transactions contemplated hereby (e.g., payment to legal counsel, accountants and financial advisors) to the extent remaining unpaid as of the Closing; and

(iii)         The Cash Consideration (less the amounts set forth in clauses (i) and (ii) above) to Seller.

(b)           On the Closing Date, all of the shares of Purchaser Common Stock to be issued pursuant to Section 2.03(a)(B) above (the “Holdback Shares”) shall be held by Purchaser subject to a holdback agreement between the Seller Representative, Seller and Purchaser in the form attached hereto as Exhibit A (the “Holdback Agreement”) until the end of the fifteen (15) month period following the Closing Date (or as otherwise set forth in the Holdback Agreement, the “Holdback Period”), as partial security for the indemnification obligations of the Seller and Seller Related Parties set forth in this Agreement.  In calculating the value of the Holdback Shares for purposes of satisfying any indemnity claim of Purchaser under this Agreement, each Holdback Share shall be valued at the Closing Price, and indemnity claims which are paid under the Holdback Agreement shall be satisfied by cancelling the number of Holdback Shares that are equal to the claim amount based on the Closing Price of such shares. Upon termination of the Holdback Period, the remaining Holdback Shares, if any, shall be distributed to the Seller (the date of distribution, the “Distribution Date”).

(c)           Within sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the  Seller Representative the calculation of Net Working Capital as of 11:59 p.m. of the Closing Date (the “Closing Date Net Working Capital”) , which calculation shall contain reasonable details and statements as to the assumptions, means and other inputs by which such calculation was determined.  The calculation of the Closing Date Net Working Capital will be prepared by applying the definition of Net Working Capital herein.  The Purchaser’s calculation of the Closing Date Net Working Capital shall be final and binding on the Parties unless, within thirty (30) days after delivery thereof to the  Seller Representative, the  Seller Representative delivers to the Purchaser a notice of dispute (a “Dispute Notice”) specifying in reasonable detail the items in dispute.  During such 30-day review period, the Purchaser will provide the Seller Representative and its Representatives with reasonable access during normal business hours to the books and records of the Company and all work papers and back up materials relating to the determination of Closing Date Net Working Capital.  Such items in dispute shall be limited to claims of the Purchaser’s error or use of accounting principles, policies, practices, classifications or methodologies other than the Company used in preparation of the Balance Sheet.  After delivery of a Dispute Notice, the  Seller Representative and the Purchaser shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within fifteen (15) days after delivery by the  Seller Representative of the Dispute Notice, the dispute shall be submitted (no later than five (5) Business Days at the end of such 15-day resolution period) to Grant Thornton LLP, or such other independent public accounting firm as mutually agreed to by the Purchaser and the  Seller Representative (the “Independent Accounting Firm”).  Each Party agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter with respect to the work to be performed by the Independent Accounting Firm. The Independent Accounting Firm shall be directed by the Purchaser and the Seller Representative to issue a final and binding decision within thirty (30) days of submission of the Dispute Notice to the Independent Accounting Firm, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the Purchaser and the  Seller Representative.   The Independent Accounting Firm shall determine only those items still in dispute by the parties and the Independent Accounting Firm’s determination will be based upon and consistent with the terms and conditions of this Agreement.  The determination by the Independent Accounting Firm will be based solely on presentations with respect to such disputed items by the Purchaser and the Seller Representative to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review. the Purchaser and the Seller Representative will use their reasonable best efforts to make their respective presentations as promptly as practicable following submission to the Independent Accounting Firm of the disputed items, and each party shall be entitled, a part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Accounting Firm.  In deciding any matter, the Independent Accounting Firm (i) will be bound by the provisions of this Section 2.03(c) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Purchaser or the Seller Representative or less than the smallest value for such item claimed by the Purchaser or the Seller Representative.  Each of the Parties agrees that it shall be bound by the determination of the Independent Accounting Firm and such determination may only be reviewed, corrected or set aside by a court of competent jurisdiction only upon a finding by such court that the Independent Accounting Firm committed fraud or manifest error with respect to its determination.  The determination of the Independent Accounting Firm will not be deemed an award subject to review under the Federal Arbitration Act or any other statute.  The fees and expenses of the Independent Accounting Firm shall be borne by the non-prevailing party to the decision of the Independent Accounting Firm if one party prevails on all disputed items; if neither the Purchaser or the Seller Representative were correct with respect to all of the disputed items, then the Purchaser, on the one hand, and the Seller Representative, on the other hand, will each pay half of the Independent Auditor’s fees.  Except as provided in the preceding sentences, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Independent Accounting Firm will be borne by the party incurring such cost and expense.

(d)           If the Closing Date Net Working Capital, as determined in accordance with Section 2.03(c) above, is less than One Million Five Hundred Thousand Dollars ($1,500,000) (the “Target Net Working Capital”), the Aggregate Consideration shall be reduced on a dollar-for-dollar basis by the amount by which the Target Net Working Capital exceeds the Closing Date Net Working Capital, and Seller shall pay the Purchaser the dollar amount by which the Target Net Working Capital exceeds the Closing Date Net Working Capital first by  offset of the NWC Holdback, if any, and the remainder, if any, in cash within five (5) Business Days after the final determination of the Closing Date Net Working Capital pursuant to Section 2.03(c).  Seller shall be liable for the amount of any deficit in the Target Net Working Capital pursuant to this Section 2.03(d), and such liability shall be in addition to, and independent of, any and all limitations, thresholds and exclusivity provisions set forth in Article VII of this Agreement. Notwithstanding the foregoing, if the Closing Date Net Working Capital is greater than the Target Net Working Capital, then the Cash Consideration shall be increased on a dollar-for-dollar basis by the amount by which the Closing Date Net Working Capital exceeds the Target Net Working Capital, and the Purchaser shall pay the Seller the dollar amount by which the Closing Date Net Working Capital exceeds the Target Net Working Capital in cash within five (5) Business Days after the final determination of the Closing Date Net Working Capital pursuant to Section 2.03(c).  Any amount of the NWC Holdback not offset by Purchaser pursuant to this Section 2.03(c) shall be paid by the Purchaser to the Seller within five (5) Business Days after the final determination of Closing Date Net Working Capital pursuant to Section 2.03(c).

(e)           No later than one day prior to the Closing Date, Seller Representative shall deliver to Purchaser a good faith estimate of the Closing Date Net Working Capital and attach the estimate to this Agreement as Schedule 2.03(e) (“Estimated Closing Date Net Working Capital”).  If the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital, Purchaser shall hold the difference between the Estimated Closing Date Net Working Capital and the Target Net Working Capital back from the portion of the Cash Consideration paid pursuant to Section 2.03(a)(iii) (the “NWC Holdback”) until five (5) Business Days after the final determination of Closing Date Net Working Capital pursuant to Section 2.03(c), at which time it will be paid to the Purchaser or the Seller as required by Section 2.03(d).

Section 2.04          Transfer of Parent Common Stock.

With respect to the shares of the Purchaser Common Stock to be issued to the Seller as described in Section 2.03(a)(B), the Purchaser is transferring and conveying such shares to the Seller along with certificates representing such shares, duly endorsed in blank or with stock powers duly endorsed in blank, in proper form for transfer; however such shares shall be held by Purchaser pursuant to the Holdback Agreement, as set forth in  Section 2.03(b).

Section 2.05          Seller Representative.

(a)           The Seller and each Seller Related Party, by execution of this Agreement, hereby irrevocably constitutes and appoints Michael J. Cerruti as the sole, exclusive, true and lawful agent, representative and attorney-in-fact for the Seller and each Seller Related Party (the “Seller Representative”) for any and all matters relating to, arising out of, or in connection with, this Agreement and the Holdback Agreement, including for purposes of taking any action or omitting to take action on behalf of the Seller and each Seller Related Party under this Agreement and the Holdback Agreement.  The Seller Representative hereby accepts such appointment.  All actions, notices, communications and determinations by or on behalf of the Seller and each Seller Related Party shall be given or made by the Seller Representative and all such actions, notices, communications and determinations by the Seller Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, the Seller and all Seller Related Parties.  By giving notice to the Seller Representative in the manner provided by Section 9.01, Purchaser shall be deemed to have given notice to Seller and all of the Seller Related Parties.  Any action taken by the Seller Representative may be considered by Purchaser to be the action of the Seller and the Seller Related Parties for whom such action was taken for all purposes of this Agreement and the Holdback Agreement.

(b)           If Seller Representative dies, becomes legally incapacitated or resigns, then Douglas Worthington shall serve as the Seller Representative hereunder. If Douglas Worthington while serving as the Seller Representative dies, becomes legally incapacitated or resigns, then those Seller Related Parties beneficially holding a majority of the Shares beneficially held by all such Seller Related Parties as of the Closing Date promptly shall designate in writing to Purchaser a single individual to replace the Seller Representative as the successor Seller Representative hereunder.  If at any time there shall not be a Seller Representative or the Seller Related Parties so fail to designate a successor  Seller Representative, then Purchaser may have a court of competent jurisdiction appoint a Seller Representative hereunder.  Any such successor Seller Representative shall succeed to all of the rights and obligations of the  Seller Representative hereunder.

(c)           Without limited the generality of the foregoing the Seller Representative is designated as the sole and exclusive agent, representative and attorney-in-fact for the Seller and each Seller Related Party for all purposes related to this Agreement, including (i) service of process upon the Seller and the Seller Related Parties, (ii) executing and delivering to Purchaser or any other Person on behalf of the Seller or any of or all  Seller Related Parties’ any and all instruments, certificates, documents and agreements with respect to the transactions contemplated hereby, including the Holdback Agreement, (iii) receipt of all notices on behalf of the Seller and the Seller Related Parties with respect to any matter, suit, claim, action  or proceeding arising with respect to the sale of the Shares or any transaction contemplated by this Agreement including the defense, settlement or compromise of any claim, action or proceeding pursuant to Article VII, (iv) to disburse any funds received hereunder to Seller, (v) to execute and deliver on behalf of such Seller and each such Seller Related Party any amendment or waiver hereto (provided, any such amendment or waiver applies in the same manner to all such Seller Related Parties), (vi) to take all other actions to be taken by or on behalf of Seller and such Seller Related Party in connection herewith, including, without limitation, the execution, delivery and performance of the Holdback Agreement, (vii) to do each and every act and exercise any and all rights which Seller, such Seller Related Party or the Seller Related Parties, as applicable, collectively are permitted or required to do or exercise under this Agreement, and (viii) to resolve claims under the Holdback Agreement including, but not limited to, all matters concerning any Dispute Notice under Section 2.03(c) and claims for indemnification under Article VII of this Agreement.  All decisions and actions by the  Seller Representative (to the extent authorized by this Agreement) shall be binding upon Seller and all of the Seller Related Parties’, and no Seller Related Party nor Seller shall have the right to object, dissent, protest or otherwise contest same.  Seller and the Seller Related Parties may act only through Seller Representative and Purchaser shall be entitled to rely on the Seller Representative’s authority as the agent, representative and attorney-in-fact of Seller and the Seller Related Parties for all purposes hereunder and shall have no liability for any such reliance. None of Seller or the Seller Related Parties may revoke the authority of Seller Representative.  Seller and each Seller Related Party hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by Seller Representative in the exercise of the power-of-attorney granted to Seller Representative pursuant to this Section 2.05, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity, incompetence, bankruptcy, dissolution or liquidation of Seller and each Seller Related Party.  Any payment made to Seller Representative pursuant to this Agreement shall be deemed to have been made to Seller.

(d)           The Seller Representative shall not be liable to Seller or any Seller Related Party for any act or omission taken pursuant to or in conjunction with this Agreement and the Holdback Agreement, except for his or her own gross negligence or willful misconduct.  Seller and each Seller Related Party agrees, jointly and severally with the Seller and the other Seller Related Parties, to indemnify and hold harmless the Seller Representative against all Losses incurred by the  Seller Representative in connection with the performance of the Seller Representative’s duties as the Seller Representative, including, without limitation, any action, suit or proceeding to which the Seller Representative is made a party by reason of the fact such Person is or was acting as the Seller Representative under this Agreement and Holdback Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of  Seller Representative.

Section 2.06          Deliveries of Seller at Closing.

At the Closing, the Seller shall deliver or cause to be delivered to Purchaser:

(a)           Certificates representing the Shares, free and clear of all Liens, duly endorsed to Purchaser or accompanied by duly endorsed stock powers;

(b)           the Holdback Agreement duly executed by the Seller and the Seller Representative, accompanied by duly executed stock powers;

(c)           the Registration Rights Agreement duly executed by the Seller;

(d)           Employment Agreements between the Purchaser, an Affiliate of Purchaser,  or the Company and those employees of the Company identified in Schedule 2.06(d) (each, an “Employment Agreement”) substantially in the form attached hereto as Exhibit B, duly executed by each such employee;

(e)           The Flow of Funds Memorandum, duly executed by the Company and Seller;

(f)           the written resignations, effective immediately after the Closing Date, of each of the directors and officers of the Company in their capacities as such;

(g)           any consents and approvals relating to the Company required to be obtained to effectuate the execution and delivery of this Agreement and the transactions contemplated hereby, from any Governmental Authority or any third party under any lease, contract or agreement, which consents are listed and described with the approval of Purchaser as “Required Consents” on Schedules 3.03 and 3.04 hereto;

(h)           payoff statements from the appropriate Persons relating to all items of Indebtedness that are required to be paid off at or in connection with the Closing, and evidence of the payment and full satisfaction thereof;

(i)           the written release of all Liens relating to the assets of the Company (other than the Permitted Liens) or the Shares, in either case, executed by the holder of or parties to each such Lien, in form and substance satisfactory to Purchaser and its counsel;

(j)           a certificate of good standing, or equivalent certificate, from Delaware, Maryland and the Commonwealth of Virginia, for the Company, dated within ten (10) calendar days of the Closing Date, issued by the appropriate Governmental Authority;

(k)           all share transfer books, minute books and other corporate records of the Company (to the extent not previously delivered);

(l)           copies, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the Certificate of Incorporation of the Company and all amendments thereto, and the Company’s and Seller’s Bylaws and all amendments thereto, resolutions of the Stockholders and board of directors of the Company, authorizing and approving the transactions contemplated hereby, and resolutions or other evidence that the Seller has appointed the Seller’s Representative to act hereunder;

(m)           evidence of termination of the following: (1) any Stockholders’ Agreement relating to the Company, its stockholders or the Shares, (2) all options, rights or awards relating to the Company’s capital stock, if any, (3) all bonus, incentive and profit sharing plans and agreements, and (4) all lines of credit or other credit facilities or agreements in the name of the Company;

(n)           an opinion from the Company’s counsel solely related to the authorization for and effectiveness of the Pre-Transaction Merger and the conversion of the applicable capital stock in accordance with the agreement and plan of merger related thereto; and

(o)           the certificate referenced in Section 8.02(a) herein, signed by the Company and the Seller Representative on behalf of the Seller.

Section 2.07          Deliveries of Purchaser at Closing.

At the Closing Purchaser shall deliver or cause to be delivered:

(a)           The Aggregate Consideration in accordance with Section 2.03(a) and Section 2.03(b) with a certificate representing the Shares, free and clear of all Liens, delivered to Purchaser pursuant to Section 2.03(b);

(b)           to the Seller Representative, the Holdback Agreement duly executed by Purchaser;

(c)           to the  Seller, the Registration Rights Agreement duly executed by Purchaser;

(d)           to the Seller Representative, a Maryland certificate of good standing, or equivalent certificate, for the Purchaser, dated within ten (10) calendar days or the Closing Date, issued by the appropriate Governmental Authority, and resolutions of the Board of Directors of the Purchaser, authorizing and approving the transactions contemplated hereby;

(e)           to each employee of the Company identified in Schedule 2.06(d), the Employment Agreement between the Purchaser, an Affiliate of the Purchaser, or the Company and such employee, duly executed by the Purchaser, an Affiliate of the Purchaser, or the Company (as applicable); and

(f)           the certificate referenced in Section 8.03(a) herein, signed by the Purchaser

Article III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

The Seller and the Company hereby represent and warrant to the Purchaser, jointly and severally, except as set forth on the disclosure schedules attached hereto (the “Disclosure Schedules”), the following as of the date hereof (except to the extent that a representation, warranty or disclosure on the Disclosure Schedules, expressly states that such representation, warranty or disclosure is current as of some other date):

Section 3.01          Organization and Standing.

Except as set forth on Schedule 3.01, the Company (a) is duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business as a foreign entity and is in good standing in Maryland, the District of Columbia and the Commonwealth of Virginia and in each jurisdiction in which the conduct of its business requires it to be so qualified, except where failure to do so would not reasonably be expected to be materially adverse and (c) has the power and authority to own or lease its properties and to conduct its business as such business is currently conducted.  Except as set forth on Schedule 3.01, the Company does not own, directly or indirectly, any securities, equity or other interests issued by any other Person, and is not a participant in any material joint venture.

Section 3.02          Authorization, Execution and Enforceability.

The Company has the requisite corporate or other power, capacity, and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and each Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Company.  This Agreement and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company.  Assuming the due authorization, execution and delivery by each other party thereto, this Agreement and each other Transaction Document to which the Company is a party constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.03          No Conflict or Violation.

Except as set forth on Schedule 3.03 or on Schedule 3.04, the execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, by the Company will not: (a) conflict with any of the provisions of the organizational documents of the Company, (b) conflict with, result in a material breach of or a material default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of the Company under any material lease, contract, indenture or other material agreement, permit, franchise, license or other instrument or undertaking to which the Company is a party or by which  the Company is bound, or (c) result in a violation or contravention of any Law, rule, order, judgment, injunction, decree, determination or award applicable to the Company or any of its properties or assets.

Section 3.04          No Consent or Filing.

Except as set forth on Schedule 3.04, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby, by the Company.

Section 3.05          Capitalization and the Shares.

The Company has one hundred (100) shares of common stock authorized, all of which is issued and outstanding.  The Shares constitute all of the issued and outstanding shares of capital stock of the Company. The Shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive (or similar) rights.  The Shares are owned beneficially and of record by the Seller, free and clear of all Liens, the requirements of any applicable Laws or regulations regarding the subsequent transfer of the Shares and constitute the only issued and outstanding capital stock of the Company.  Upon delivery of payment for the Shares as provided herein, the Purchaser will acquire good and valid title to the Shares, free and clear of all Liens, other than (i) any Liens arising from acts of the Purchaser and (ii) the requirements of any applicable Laws or regulations regarding the subsequent transfer of the Shares.  There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company may become obligated to issue, sell, purchase or redeem any shares of capital stock or other securities of the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company, to vote or to dispose of any Shares or capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) to any other Person.  Except as set forth on Schedule 3.05, the Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, preemptive rights agreement, phantom stock agreement, stock appreciation rights agreement, incentive plan, stock option plan, stock-based plan or any like agreement or plan relating to any equity securities of the Company or any other contract relating to disposition, voting or dividends with respect to any equity securities of the Company, and all such agreements and plans shall terminate on or before the Closing Date and be of no further force or effect from and after the Closing Date or shall be satisfied in full on or before the Closing Date with no continuing obligations from and after the Closing Date.

Section 3.06          Financial Information.

Schedule 3.06 sets forth the audited balance sheet and income statement for the Company for the fiscal year ending December 31, 2009 and for the fiscal year ending December 31, 2008, and the unaudited, internally prepared balance sheet and income statement for the ten (10) month period ended October 31, 2010 (collectively, the “Financial Statements”).  The term “Financial Statements” shall also be deemed to include any updated financial statements of the Company supplied by Seller or Company in response to Purchaser’s request covering periods subsequent to October 31, 2010 and prior to the Closing Date.  The Financial Statements, including the footnotes thereto, have been prepared in accordance with GAAP and in accordance with past practices on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial position of the Company for such periods and as of such dates as are indicated therein subject in the case of interim financial statements to normal and recurring year-end audit adjustments.

Section 3.07          Conduct of Business; No Company Material Adverse Effect.

Except as set forth on Schedule 3.07, since the Balance Sheet Date:

(a)           the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice;

(b)           there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $100,000 for any single loss;

(c)           there has not been any material change by the Company in accounting or Tax reporting principles, methods or policies;

(d)           other than any contracts or agreements disclosed on Schedules 3.08, 3.12,  3.13, 3.16(a), 3.18(a), and 3.20(n), the Company has not entered into any transaction or contract or incurred any obligation or liability, involving the expenditure of more than $100,000;

(e)           the Company has not mortgaged, pledged or subjected to any Lien any asset, or acquired any assets, or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of $100,000;

(f)           the Company has not canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding $100,000 or amended, canceled, terminated, relinquished, waived or released any contract or right involving the expenditure of more than $100,000;

(g)           the Company has not made or committed to make any capital expenditures or capital additions in excess of $100,000;

(h)           the Company has not instituted or settled any legal proceeding in which equitable relief was sought or in which claimed damages exceeded $25,000;

(i)           the Company has not amended any Plan or established any new employee benefit plan;

(j)           there have been no labor strikes, work stoppages or lockouts against the Company;

(k)           the Company has not received any written notice of the premature termination of any Material Contract; and

(l)           and through the date of this Agreement, there has not been any materially adverse change, circumstance, fact or event, that individually or in the aggregate, has resulted, or would reasonably be expected to result, in Losses in excess of One Hundred Fifty Thousand Dollars ($150,000).

Section 3.08          Material Contracts.

Schedule 3.08 sets forth, as of the date hereof, the following agreements currently in effect to which the Company is a party that relate to the Company (each, a “Material Contract”):

(a)           Each agreement or letter of intent to which the Company is a party requiring payments, contingent or otherwise, or generating revenues in excess of $100,000 in any one year period; provided that the amount of payments due or revenues to be generated under any requirements agreement shall be measured by the amount paid or payable thereunder during the one year period ending on the date of this Agreement;

(b)           Each agreement to which the Company is a party with respect to Indebtedness for money borrowed, including loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, guaranties, swaps and other instruments relating to the borrowing of money or obtaining of or extension of credit;

(c)           Other than the offer letters between the Company and its employees upon the commencement of employment, each management, consulting, independent contractor, employment, severance, collective bargaining or similar agreement to which the Company is a party;

(d)           Each confidentiality agreement, non-solicitation and non-competition agreement to which the Company is a party;

(e)           Each partnership and joint venture agreement to which the Company is a party;

(f)           Each agreement relating to the license, sale or development of Intellectual Property to which the Company is a party;

(g)           Each lease or sublease for Real Property;

(h)           Each agreement to which the Company is a party under which the consequences of a default or termination would reasonably be expected to be materially adverse;

(i)           Any other agreement or letter of intent that is material to the business of the Company and to which the Company is a party.

Each Material Contract is valid, binding and enforceable against the Company, in accordance with its terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether or not considered in a court of Law or equity).  There are no existing material defaults by the Company under any Material Contract and, to the Knowledge of the Company, no event has occurred (whether with or without notice, lapse of time or the happening or occurrence of any other event) that would be reasonably expected to constitute a material default under any Material Contract by any other party thereto.  The Company has no Material Contracts that are Loss Contracts.

Section 3.09          Property, Assets and Leases.

(a)           Except as set forth on Schedule 3.09(a), the Company has good and marketable title to, or a valid leasehold interest in, its assets (whether or not reflected on the Balance Sheet), free and clear of all Liens.  Such assets constitute all of the assets necessary to the conduct of the business of the Company as currently conducted.

(b)           All tangible personal property owned by the Company is in good working order and condition, ordinary wear and tear excepted.

(c)           Schedule 3.09(c) sets forth the real property owned or leased by the Company (collectively, the “Real Property”).  Except as set forth on Schedule 3.09(c), with respect to each parcel of Real Property, (i) there are no pending or, to the Knowledge of the Company, threatened material condemnation proceedings, lawsuits or administrative actions relating to it, (ii) there are no leases, subleases, licenses or concessions, written or oral, granting to any Person the right to use or occupy any portion of it and (iii) to the Knowledge of the Company, there are no outstanding options or rights of first refusal to purchase it or any portion thereof or interest therein.

(d)           True, correct and complete copies of the stock record books, minute books and other corporate records maintained by the Company have been delivered or made available to Purchaser, and such books and records have been maintained in accordance with good business practices.  The minute book of the Company contains accurate and complete records of all meetings and corporate action taken by the stockholders, Board of Directors and committees of the Board of Directors of the Company.  At the Closing, all of those books and records will be in the possession of the Company, except to the extent they have been delivered to the Purchaser on or prior to the Closing Date.

Section 3.10          No Litigation; Compliance with Laws.

(a)           Except as set forth on Schedule 3.10, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the Knowledge of the Company, threatened, by or against or relating to the Company.

(b)           Except as disclosed on Schedule 3.10, there are no judgments against the Company or consent decrees, orders or injunctions to which the Company is subject.

(c)           There is no action, claim, suit or proceeding pending, or to the Knowledge of the Company, threatened, by or against or affecting the Shares, Seller or the Company in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith.

(d)           Since June 30, 2006, the Company has conducted its business in compliance in all material respects with applicable Law and has received no notice of or been charged with the violation of any applicable Law.  The Company has all material licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities as are required in order to enable it to own or lease its assets and conduct its business in all respects as currently conducted.  Except as set forth on Schedules 3.03 or 3.04, no registration, filing, notice, order, approval, consent, written waiver or other action of any Governmental Authority is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to maintain the rights pertaining to the licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities referred to in the preceding sentence.

Section 3.11          No Undisclosed Liabilities.

The Company has no debts, claims, commitments, liabilities or obligations (whether absolute, accrued, contingent, liquidated  or otherwise, and whether due or to become due, asserted or unasserted) of the type required to be reported on a balance sheet prepared in accordance with GAAP, and, to the Knowledge of the Seller and Company, there is no basis for any such liability or obligation or any claims, in respect thereof, except (a) liabilities set forth in Schedule 3.11; (b) as and to the extent disclosed or reserved against in the Balance Sheet, (c) liabilities and obligations that were incurred after the date of the Balance Sheet in the ordinary course of business consistent (in amount or kind) with prior practice, none of which would reasonably be expected to be materially adverse, and (d) obligations to perform after the date hereof, any contracts or other agreements of the Company which have been disclosed on Schedule 3.08 of the Disclosure Schedules, or which are not required to be disclosed on Schedule 3.08 because such contracts or agreements do not meet the disclosure thresholds under Section 3.08 above.

Section 3.12          Insurance.

Schedule 3.12 sets forth a listing of the material terms of all insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage, benefits or coverage for any Plan described in Section 3.18, and bond and surety arrangements) to which the Company has been a party, a named insured or otherwise the beneficiary of coverage during the one year preceding the date of this Agreement.  Each of the insurance policies set forth on Schedule 3.12 is in full force and effect, all premiums due thereon have been paid, and neither the Company nor any Seller has received any notice of termination or reduction of coverage, or intent to terminate or reduce coverage, of any such insurance policy.

Section 3.13          No Brokers.

Except as set forth on Schedule 3.13, no Person is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to any Seller or the Company in connection with this Agreement and the transaction contemplated hereby.  Seller shall be solely responsible for paying any broker’s commission or similar fee or compensation to any Person identified in Schedule 3.13.

Section 3.14          No Transactions with Interested Persons.

Except as set forth on Schedule 3.14, with respect to any customer, supplier or competitor of the Company or any entity party to any Material Contract, no officer or director of the Company or any Seller (a) directly owns any interest in such entity or (b) serves as an officer or director of such entity.

Section 3.15          Environmental Matters.

Except as set forth on Schedule 3.15, (a) the Company is and has been in compliance in all material respects with all applicable Environmental Laws, (b) to the Knowledge of the Company, the Company possesses all permits and approvals issued pursuant to Environmental Laws that are required to conduct the business of the Company as currently conducted, and is and has been in compliance in all material respects with all such permits and approvals, (c) no releases of any Hazardous Material have occurred at, on, from or under any Real Property, for which releases the Company is liable under any Environmental Law, (d) the Company has not received any written claim or notice from any Governmental Authority or other Person, related to exposure to Hazardous Materials or alleging that the Company is or may be in violation of, or has any liability under, any Environmental Law and (e) to the Knowledge of the Company, no Real Property is listed or proposed to be listed on the National Priorities List or CERCLIS or on any similar governmental database that require cleanup under Environmental Laws.

Section 3.16          Intellectual Property.

(a)           Schedule 3.16(a) sets forth a true, complete and accurate list of (i) all registered Patents, Copyrights and Trademarks and applications therefore pending in the name of the Company or in which the Company is the owner, and (ii) all unregistered Trademarks, and material unregistered Copyrights owned by the Company, and specifies for each of (i) and (ii) the status (completed or in process) and serial or registration number, if applicable and (iii) all material licenses and sublicenses granted by or to the Company and with respect to any Intellectual Property (excluding (x) commercial off the shelf licenses, clickwrap or shrink wrap licenses for software in which the Company is the licensee and the license fee is less than $5,000, (y) government furnished materials that constitute Intellectual Property, (z) firmware that is included in any equipment purchased by the Company.

(b)           The Company owns, free and clear of all Liens, or has the right to use, all Intellectual Property used by the Company in its business.  Such Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the business of the Company as currently conducted. With respect to Intellectual Property owned by the Company, (the “Company Owned IP”) except as set forth on Schedule 3.16(b), the Company is the sole owner of all right, title and interest therein and each item of such Company Owned IP is valid and enforceable.

(c)           Except as set forth on Schedule 3.16(c), (i) the Company is not in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any Intellectual Property, (ii) to the Knowledge of the Company, no Company Owned IP is being infringed by any third party or has been infringed by any third party in the past and (iii) to the Knowledge of the Company, the Company has never infringed or violated, and is not currently infringing or violating, any Intellectual Property of any third party.

(d)           Except as set forth on Schedule 3.16(d), (i) there is no pending or, to the Knowledge of the Company, threatened, claim or dispute regarding the ownership of, or use by, the Company of any Company Owned IP, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property necessary to the conduct of the business of the Company as currently conducted and (iii) to the Knowledge of the Company, there is no fact or circumstance existing that would render the right to use any of the Intellectual Property set forth on Schedule 3.16(a) unenforceable or invalid.

(e)           The Company has taken all reasonably necessary action to maintain and protect (i) its rights relating to the Intellectual Property set forth on Schedule 3.16(a) and (ii) the secrecy, confidentiality, value and the rights in the trade secrets of the Company.  The Company has paid all fees and made all maintenance filings which have heretofore become due to any Governmental Authority with respect to Company Owned IP.  The Company has and enforces a policy (and such policy has been in place since December 31, 2005 substantially in its current form) requiring all employees, consultants and contractors of the Company to execute confidentiality agreements.  The Company’s current and former employees, officers, independent contractors and consultants that have created or contributed to the development of any Company Owned IP have assigned all right, title, interest and ownership of such Intellectual Property to the Company through a written agreement. Copies of the Company’s confidentiality and Intellectual Property assignment agreements have been made available to the Purchaser.  To the Knowledge of the Company, there has been no violation or waiver of such assignment agreements or confidentiality agreements, or unauthorized disclosure or use of any trade secret, confidential or proprietary information, or Intellectual Property of the Company.  To the Knowledge of the Company, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company’s confidential and proprietary data or any confidential data used in the business of the Company.

(f)           The Company maintains policies and procedures regarding data security and privacy that are commercially reasonable and in compliance with all obligations to their customers and under applicable Law.

Section 3.17          Tax Matters.

(a)           The Company and Seller (i) have timely filed or caused to be filed or will timely file or cause to be filed all Tax Returns required to be filed by it and all such Tax Returns are (or will be, as appropriate) true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all Taxes that have become due and payable by it except those Taxes identified in Schedule 3.17(a) which are being contested in good faith.  There are no Liens for Taxes upon any of the assets of the Company or Seller.  All amounts of Taxes required to have been withheld by or with respect to the Company and Seller have been or will be timely withheld and remitted to the applicable Taxing authority (and all related reporting and recordkeeping requirements have been or will be complied with).

(b)           The Company has delivered to or made available to the Purchaser true, correct and complete copies (in all material respects) of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company and the Seller with the Internal Revenue Service or any other Tax authority for all years since its inception.  No claims have ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)           There are no pending, or to the Knowledge of the Company anticipated, audits, examinations, investigations or other proceedings in respect of any Tax of the Company.  No deficiency for any amount of Tax has been asserted or assessed by any Taxing authority in writing against the Company, which deficiency has not been satisfied by payment, settled or been withdrawn.

(d)           The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

(e)           The Company: (i) has never been a member of an affiliated group filing a consolidated federal Income Tax Return, (ii) has no liability for the Taxes of any Person (other than Taxes of the Company) as a transferee or successor, by contract, or otherwise, other than any contract the primary purpose of which is not the allocation or payment of Tax liability and in which such provisions regarding Tax liability are typical of such contracts (for the purposes of clarification, such as leases where the obligation to pay taxes is passed through to tenant), and (iii) has never been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(ii).

(f)           The Company has not waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(g)           The Company has not participated in any “listed transaction” within the meaning of, and has complied with the reporting requirements of, Treasury regulation 1.6011-4.

(h)           The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended to qualify for Tax-free treatment under Section 355 of the Code.

(i)           The Company (and any predecessor of the Company) had been a validly electing S corporation within the meaning of Code § 1361 and § 1362 for all federal, state and local income tax purposes, at all times during its existence until it became a qualified subchapter S subsidiary within the meaning of Code § 1361(b)(3)(B) (a “Qsub”), effective on December 1, 2010, and the Company will be a Qsub up to and including the Closing Date.

(j)           The Company has not received a written ruling from or entered into a written agreement with a Governmental Authority relating to any Taxes where such ruling or agreement could have a continuing effect with respect to any taxable period for which the Company has not filed a Tax Return.  No issue has been raised by any Governmental Authority with respect to Taxes of the Company in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any other taxable period.  The Company has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Taxes from a period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning after the Closing Date.  Except as set forth on Schedule 3.17(j) attached hereto, the Company has no deferred income or Tax liabilities arising out of any transaction, including but not limited to, any:  (A) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13); or (B) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, except to the extent adequately reserved for on the Financial Statements.

Section 3.18          Employee Benefit Plans.

(a)           Schedule 3.18(a) sets forth all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, profit sharing, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment (other than at-will employment arrangements), termination, or severance agreements to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company, for the benefit of any current or former employee, consultant, independent contractor, officer or director of the Company (collectively, without regard to materiality, the “Plans”). The Company has made available to the Purchaser a true, current and complete copy of (i) each Plan that has been reduced to writing, together with all amendments; (ii) in the case of each Plan that not been reduced to writing, a summary of the Plan, as amended and in effect and (iii) for each Plan, the following: (A) any related summary plan description or similar summary; (B) any related trust agreements, group annuity contracts, insurance contracts, administrative services agreements or similar agreements; (C) for any such Plan for which a Form 5500 is required to be filed, the two most recently filed Forms 5500; (D) for any Plan that is intended to qualify under Section 401(a) of the Code, (1) a copy of the most recent Internal Revenue Service of the United States (the “IRS”) determination letter or, if a prototype plan, an opinion letter and (2) any material correspondence with or notices from the IRS or the Department of Labor.

(b)           Except as set forth on Schedule 3.18(b), each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified, and, to the Knowledge of the Company, no circumstance exists that would reasonably be expected to adversely affect the qualified status of any Plan.

(c)           Except as set forth on Schedule 3.18(c), (i) each Plan has been established and administered in material compliance, in both form and operation, in accordance with its terms, and with the applicable provisions of ERISA, the Code and other applicable Laws, and all contributions to, premiums with respect to and benefit payments under each such Plan have been timely made or, to the extent not yet due, appropriately accrued, and (ii) no Plan provides retiree welfare benefits, and the Company has no obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code or similar State Law.

(d)           With respect to any Plan, (i) no claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened in writing, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened and (iii) no event has occurred from which a material liability would be reasonably expected to arise under the “prohibited transaction” rules (as defined in Section 406 of ERISA or Section 4975 of the Code) and no “fiduciary” (as defined in ERISA Section 3(21)) has any liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(e)           Except as set forth on Schedule 3.18(e), neither the Company nor any of its ERISA Affiliates has at any time maintained, contributed to or incurred any material liability under any defined benefit pension plan subject to Title IV of ERISA or any “multiemployer plan” or “multiple employer plan” as those terms are defined in ERISA.

(f)           The execution, delivery and performance by the Company of its obligations under the transactions contemplated by this Agreement and the Transaction Documents to which it is party will not (either alone or upon the occurrence of any additional or subsequent events) result in the triggering or imposition of (x) any restrictions or limitations on the right of the Company to amend or terminate any Plan, or (y) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that would be non-deductible by the Company by virtue of Section 4999 of the Code.

(g)           Without limiting the generality of subsections (b) through (f) above, with respect to each Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; and (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(h)           With respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, maintained or contributed to by the Company, (i) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been incurred (other than for premiums not yet due), (ii) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan and (iii) no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists.

Section 3.19          Labor and Employment Matters.

(a)           Except as set forth on Schedule 3.19, (i) no employee of the Company is represented by a labor union, work council or similar organization in connection with their employment by the Company, (ii) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (iii) to the Knowledge of the Company, no petition is currently pending, instituted or in progress by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative, (iv) to the Knowledge of the Company, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company and no written demand for recognition of employees of the Company has been made to the Company by, or on behalf of, any labor union, (v) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company, and (vi) there is no labor strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company.

(b)           The Company is in material compliance with all employment agreements, consulting, independent contractor and other service contracts, severance and separation agreements and bonus, profit sharing and incentive compensation agreements.

(c)           The Company has not, during the four (4) year period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act (the “WARN Act”) or would otherwise trigger notice requirements or liability under any plant closing notice Law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice Law.

Section 3.20          Government Contracts and Subcontracts.

(a)           Except as set forth on Schedule 3.20(a), (i) no cost incurred by the Company pertaining to any Government Contract has been challenged in writing, or to the Knowledge of the Company orally, by any Governmental Authority or representative thereof, (ii) all amounts previously charged or at present carried as chargeable by the Company to any Government Contract have been or are reasonable, allowable and allocable to each such Government Contract and (iii) the Company has not received notice in writing, or to the Knowledge of the Company orally,  of a cost accounting standard noncompliance.

(b)           Except as set forth on Schedule 3.20(b), (i) none of the directors, officers, or to the Knowledge of the Company, employees of the Company is, or since June 30, 2006, has been, under administrative, civil or criminal investigation, or has been under indictment by any Governmental Authority or, has been the subject of any audit, investigation or action with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, and (ii) since its formation, the Company has not conducted or initiated any formal internal investigation using outside counsel or consultants or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(c)           There does not exist and has not existed since December 31, 2005 any irregularity, misstatement or omission arising under or relating to any Government Contract of the Company that has led or would reasonably be expected to lead to any of the consequences set forth in Section 3.20(b), or any other damage, penalty, assessment, recoupment of payment or disallowance of cost.

(d)           There are: (i) no outstanding claims in writing, or to the Knowledge of the Company orally, against the Company, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and, to the Knowledge of the Company, there are no facts or circumstances upon which such a claim would reasonably be expected to be based in the future, and (ii) no material disputes between the Company and any Governmental Authority under the Contract Disputes Act, the Acquisition Management System or any other federal statute or regulation, or between the Company and any prime contractor, subcontractor or vendor, in each case arising under or relating to any Government Contract; and there are no facts or circumstances that would reasonably be expected to lead to such a dispute in the future.

(e)           Except for claims for payment of fees and purchase prices in the ordinary course of business, the Company has no interest in any pending claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(f)           Except as set forth on Schedule 3.20(f), no Government Contract to which the Company is a party is currently, or has been within the one-year period prior to the date of this Agreement, under audit by any Governmental Authority or any other Person that is a party to such Government Contract.

(g)           The Company has not received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any cost accounting standard.  All information made available or accessible by the Company for any such audit was current, complete and accurate and in compliance in all material respects with applicable regulations and cost accounting standards.

(h)           The Company has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority, nor, to the Knowledge of the Company, has any suspension or debarment action been commenced.  No valid basis exists for the Company’s suspension or debarment from bidding on contracts or subcontracts with any Governmental Authority.

(i)           Other than routine contract audits by the Defense Contract Audit Agency, since the Company’s inception, the Company has not been, nor is it now being, audited or investigated by any Governmental Authority, including without limitation the General Accounting Office, the Defense Contract Audit Agency, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, the General Services Administration, or the Inspector General or Auditor General or similar functionary of any agency or instrumentality, nor, to the Knowledge of the Company, has any such audit or investigation been threatened in writing, or to the Knowledge of the Company orally.

(j)           The Company has no disputes pending before a contracting office of, or any current claim pending against, any agency or instrumentality of any Governmental Authority.

(k)           Since December 31, 2006, the Company has not, with respect to any Government Contract (i) received a cure notice or show cause notice advising the Company that it was in default or would, if it failed to take remedial action, be in default under such Government Contract or (ii) had such Government Contract terminated or cancelled.

(l)           There are no outstanding claims, or threatened claims to the Knowledge of the Company, with respect to Government Contracts (other than routine invoices in process and unbilled charges), by the Company against a customer, or by a customer against the Company.

(m)          Except as set forth on Schedule 3.20(m), the Company has not received from any U.S. Governmental Authority or any prime contractor or subcontractor to a Governmental Authority, any special, preferential or advantageous treatment in the award of a Government Contract, or in any other manner, including as a “small business concern,” “small disadvantaged business” (or “minority-owned business”), “women-owned” concern, or any other socially and economically disadvantaged classification, including as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), Section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec. 2323, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations.

(n)          Except as set forth on Schedule 3.20(n), the Company has no outstanding bids for any Government Contract.

Section 3.21          Banking Relationships.

Schedule 3.21 sets forth (a) a list of each account, lock box or safe deposit box of the Company (including any necessary identifying information), (b) the name of each Person authorized to draw thereon or to have access thereto and the name of each Person or entity, if any, holding powers of attorney with respect thereto and (c) a summary statement of the balances and contents thereof, as of October 31, 2010.

Section 3.22          Improper and Other Payments.

Neither the Company, Seller or any director, officer, employee, agent or representative of the Company, or Person acting on behalf of any of them, directly or indirectly (i) has made, paid or received any bribes, kickbacks or other similar unlawful payments to or from any Person, (ii) has made any unlawful contributions to a domestic or foreign political party or candidate or (iii) has made any unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.). The internal accounting controls of the Company are adequate to provide reasonable assurance that material instances of any of the foregoing are detected in a timely manner.

Section 3.23          Customers and Suppliers.

(a)           Schedule 3.23(a) sets forth a list of each customer (including any group of Persons that are Affiliates) that has accounted for more than 5% of the annual revenues of the Company since January 1, 2009.  Except as set forth on Schedule 3.23(a), and except with respect to the expiration or completion of Government Contracts of the Company, the relationship between the Company and any customer set forth on Schedule 3.23(a) has not negatively changed in any material respect since the later of December 31, 2008 or the commencement of such relationship, nor, to the Knowledge of the Company, is there any fact or circumstance that would reasonably be expected to lead to any such negative material change.

(b)           Schedule 3.23(b) sets forth a list of each supplier (including any group of Persons that are Affiliates) that has accounted for more than 5% of the annual payments to suppliers by the Company since January 1, 2009.  Except as set forth on Schedule 3.23(b), the relationship between the Company and any supplier set forth on Schedule 3.23(b) has not negatively changed in any material respect since the later of December 31, 2008 or the commencement of such relationship, nor, to the Knowledge of the Company, is there any fact or circumstance that would reasonably be expected to lead to any such negative material change.

(c)           To the Knowledge of the Company, and except with respect to the expiration or completion of Government Contracts of the Company, there are no facts or circumstances that would reasonably be expected to result in any of the customers and suppliers set forth on Schedules 3.23(a) and (b) not continuing their relationship nor continuing to conduct business with the Company after the Closing Date in substantially the same or in a more favorable manner, terms and conditions as prior to the Closing Date.

Section 3.24          Accounts Receivable; Inventory.

(a)           Schedule 3.24(a) sets forth a list of all Accounts Receivable of the Company existing as of October 31, 2010, separately showing those receivables that as of such date have not yet been billed, and billed receivables that have been outstanding 30 days or less, 31 to 60 days, 61 to 90 days and more than 90 days.

(b)           Except as set forth on Schedule 3.24(b), each Accounts Receivable that has been billed is, and each unbilled Accounts Receivable will be when billed, (i) valid and existing and represents monies due for goods sold and delivered and services performed in bona fide commercial transactions, and (ii) a legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Liens and not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and (iii) to the Knowledge of the Company, fully collectible, net of any reserve for uncollectible accounts shown on the Balance sheet and assuming collection activities and efforts are made by the Company consistent with or greater than its previous practice.  Since the Balance Sheet Date, no Accounts Receivable have been written off or sold by the Company.

(c)           All Inventory of the Company is in good and merchantable condition, usable or saleable in the ordinary course of business.

Section 3.25          Subsidiaries.

Except as set forth on Schedule 3.25, the Company does not have, and never has had, any subsidiaries.  The Company does not directly or indirectly own or have the obligation to acquire any capital stock or other equity interest in any other corporation, partnership, joint venture or other Person.

Section 3.26          Territorial Restrictions.

The Company is not prohibited by Contract with any other Person from carrying on its business anywhere in the world.

Section 3.27          Product or Service Warranties.

Except as set forth on Schedule 3.27 and for warranties under Applicable Law (if any) and under terms of the Government Contracts, there are no warranties, express or implied, written or oral, with respect to the products and services of the Company, and there are no pending or, to the Knowledge of the Company, threatened claims with respect to any such warranties.  Company has no Knowledge of any facts that indicate that the reserves for product or service warranties reflected in the Balance Sheet are materially understated.

Section 3.28          Order Backlog.

A true and complete list of (a) all material product and service purchase orders and Material Contracts for the sale of goods or the delivery of services by the Company to Persons other than Governmental Authorities; and (b) all material product and service purchase orders, task orders and other Government Contracts for the sale of goods or the delivery of services by the Company to Governmental Authorities, including the estimated remaining contract value associated with (a) and (b) from January 1, 2011 until the applicable end date of each listed contract, purchase order, or task order, assuming the exercise of all option periods thereunder (collectively, the “Backlog”) is set forth in Schedule 3.28.  The estimated remaining contract value for each listed contract, purchase order, or task order has been estimated assuming the continuation of the Company’s current run-rate or the actual awarded value, as applicable, on such listed contract, purchase order, or task order  through the expiration of all option periods, or, other expiration or completion date set forth in each listed contract, purchase order, or task order, to the extent applicable.

Section 3.29          Government Furnished Equipment.

Schedule 3.29 incorporates the most recent schedule delivered to the U.S. Government or any non-U.S. government which identifies by description or by inventory number certain equipment and fixtures loaned, bailed or otherwise furnished to or held by Company by or on behalf of the United States or any foreign country.  Such schedule was accurate and complete in all material respects on its date and, if dated on the Closing Date, would contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the ordinary course of business consistent with past practice.

Section 3.30          Disclosure.

To the Knowledge of the Company, no representation or warranty of the Company in this Agreement or in the Schedules attached hereto or in any certificate delivered by Seller or the Company pursuant to Section 2.06 contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading in any material respect.

Section 3.31          No Other Representations or Warranties.

Except for the representations and warranties contained in this Agreement (including the Disclosure Schedules) and any of the Closing Documents, neither the Company, the Seller, the Seller Related Parties, or any other Person makes any representation or  warranty, express or implied, including without limitation any representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Company, or as to the accuracy or completeness of any information regarding the Company, the business, the Seller, or the Seller Related Parties.

Article IV.  INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES AND THE SELLER RELATED PARTIES

Each Seller Related Party, severally but not jointly, makes the following representations and warranties to the Purchaser with respect to such Seller Related Party, and the Seller and each Seller Related Party(each a “Seller Party” and collectively the “Seller Parties”) jointly and not severally makes the following representations and warranties to the Purchaser with respect to the Seller,  except as set forth on the Disclosure Schedules, the following as of the date hereof (except to the extent that a representation, warranty or disclosure on the Disclosure Schedules, expressly states that such representation, warranty or disclosure is current as of some other date):

Section 4.01          Authorization, Execution and Enforceability.

Each Seller Party has full power, capacity and authority (i) to enter into, execute and deliver this Agreement and each other Transaction Document to which he, she or it is a party, (ii) to perform his, her or its obligations hereunder and under each other Transaction Document to which he is a party, and (iii) to consummate the transactions contemplated by this Agreement and the Transaction Documents to which he, she or it is a party. This Agreement and each other Transaction Document to which any Seller Party is a party has been duly executed and delivered by such Seller Party.  Assuming the due authorization, execution and delivery by each other party thereto, this Agreement and the Transaction Documents each constitute a legal, valid and binding obligation of each Seller Party, enforceable against such Seller Party in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.02          No Conflict or Violation.

Except as set forth on Schedule 4.02, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Person on the part of any Seller Party is required in connection with the execution, delivery or performance by the Seller Parties of this Agreement or the Transaction Documents, or the consummation by the Seller Parties of the transactions contemplated hereby or thereby.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the Company or the Seller or any of the properties or assets of either of them.

Section 4.03     Shares.

Seller holds of record and owns beneficially the number and type of shares of the Company’s capital stock set forth in Section 3.05, which at the Closing, shall be free and clear of any Liens and not subject to any Stockholder actions, or Claims, any instruments or contracts that would prevent the carrying out of the transactions contemplated hereby or by the Transaction Documents, which shares constitute all of the capital stock of the Company owned by Seller.  Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that would require Seller to sell, transfer or otherwise dispose of any capital stock of the Company.  Each Seller Related Party holds of record and owns beneficially the number and type of shares of Seller's capital stock set forth next to his or her name on Schedule 4.03.  Schedule 4.03 also lists each Seller Related Party’s Pro Rata Share.  Except as set forth on Schedule 4.03, there are no Stockholder agreements, stock option plans, buy-sell agreements, voting trusts agreements, preemptive rights agreements, phantom stock agreements, incentive plans, stock option plans, or other agreements or understandings to which any Seller Party is a party or to which any Seller Party is bound relating to the capital stock of the Company.

Section 4.04          No Brokers.

Except as set forth in Schedule 3.13, no Person is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to any Seller Party in connection with this Agreement and the transactions contemplated hereby.

Section 4.05          No Claims.

There is no action, claim, suit or proceeding pending or threatened by or against or affecting any Seller Party, or affecting the Shares, in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith.

Section 4.06          Securities Act.

Seller acknowledges and understands that the shares of Purchaser Common Stock that Seller is acquiring hereunder are unregistered, restricted securities which may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of by Seller unless such stock is subsequently registered under the Securities Act or unless an exemption from such registration is otherwise available.  Seller is acquiring such shares for investment purposes only and not with a view to or for sale in connection with any distribution of the stock or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the stock in a transaction other than a transaction exempt from registration under the Securities Act.  Seller agrees that it shall not offer to sell, sell or otherwise dispose of the Purchaser Common Stock received hereunder in violation of the registration requirements, holding periods and other requirements of the Securities Act and all applicable Laws.

Section 4.07          Experience.

Seller:  (a) has specific knowledge and experience in financial and business matters such that such Seller is capable of evaluating the merits and risks of its acquisition of shares of Purchaser Common Stock pursuant hereto; (b) is an “accredited investor” within the meaning of Rule 501 under the Securities Act; and (c) understands and is able to evaluate the risks associated with the Purchaser Common Stock and is able to bear any economic risks associated with such investment, including, without limitation, the necessity of holding the securities for an indefinite period of time, inasmuch as the such shares have not been registered under the Securities Act or any state securities laws.

Section 4.08          S Corporation.

Seller has been an S corporation within the meaning of Code § 1361 and § 1362 at all times during its existence and no action or omission on the part of the Company or Seller prior to Closing will adversely affect Seller’s status as an S corporation.

Section 4.09          Disclosure.

To the Knowledge of each Seller Party, no representation or warranty of such Seller Party in this Agreement, its Schedules or the Closing Documents contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading in any material respect.

Section 4.10          Representation by Counsel.

Each Seller Party: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with such Seller Party’s attorney and other advisors and has availed himself of this right and opportunity; (c) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to him by such counsel; (d) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (e) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

Section 4.11          No Other Representations and Warranties.

Except for the representations and warranties contained in Article III and Article IV (including the Disclosure Schedules), neither the Company, the Seller nor the Seller Related Parties makes any express or implied representation or warranty including without limitation any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (including the Disclosure Schedules).

Article V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller Parties, except as set forth on the applicable disclosure schedules attached hereto (the “Purchaser Disclosure Schedules”), the following as of the date hereof (except to the extent that a representation, warranty or disclosure on the Disclosure Schedules, expressly states that such representation, warranty or disclosure is current as of some other date):

Section 5.01          Organization, Standing and Power.

The Purchaser (a) is duly organized, validly existing and in good standing under the Laws of the State of Maryland, (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business requires it to be so qualified, except where failure to do so would not reasonably be expected to have a Purchaser Material Adverse Effect and (c) has the power and authority to own or lease its properties and to conduct its business as such business is currently conducted.  Purchaser has made available to the Seller and Seller Related Parties true and complete copies of Purchaser’s Articles of Incorporation and all amendments and Bylaws of the Purchaser.

Section 5.02          Authorization, Execution and Enforceability.

The Purchaser has all requisite corporate power, capacity and authority to enter into this Agreement and each other Transaction Document to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby.  The execution and delivery by the Purchaser of this Agreement and each other Transaction Document, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Purchaser.  This Agreement and each Transaction Document to which Purchaser is a party have been duly executed and delivered by the Purchaser.  Assuming the due authorization, execution and delivery by each other party thereto, this Agreement and each other Transaction Document constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.03          No Conflict or Violation.

Except as set forth on Schedule 5.03, the execution, delivery and performance of this Agreement and each other Transaction Document to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, in each case by the Purchaser will not, (a) conflict with any of the provisions of the organizational documents of the Purchaser, (b) conflict with, result in a material breach of or a material default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of the Purchaser under, any contract, indenture or other agreement, permit, franchise, license or other instrument or undertaking to which the Purchaser is a party or by which the Purchaser or any of its assets is bound, or (c) result in a violation or contravention of any Law, rule, order, judgment, injunction, decree, determination or award applicable to the Purchaser or any of its properties or assets.

Section 5.04          No Consent or Filing.

Except for 8-K reports and any other applicable filings or disclosure requirements with the Securities and Exchange Commission (“SEC”) or pursuant to the Securities Act or NASDAQ rules or requirements, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery or performance of this Agreement and each other Transaction Document, or the consummation of the transactions contemplated hereby or thereby, in each case by the Purchaser.

Section 5.05          No Litigation.

(a)           Except as set forth on the Purchaser Registration Statement or Schedule 5.05, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the Knowledge of the Purchaser, threatened, by or against or relating to the Purchaser.

(b)           Except as disclosed on Schedule 5.05, there are no judgments against the Purchaser or consent decrees, orders or injunctions to which the Purchaser is subject.

(c)           There is no action, claim, suit or proceeding pending, or to the Knowledge of the Purchaser, threatened, by or against or affecting the Purchaser in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith.

Section 5.06          No Brokers.

No broker, finder or similar agent has been retained by or to act on behalf of the Purchaser, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to the Purchaser in connection with this Agreement and any other transaction contemplated hereby.

Section 5.07          Adequate Cash and Solvency.

The Purchaser has adequate cash on hand to pay the cash portion of the Aggregate Consideration set forth in Section 2.03(a)(i).  Purchaser is now solvent.  Purchaser has immediately available funds sufficient to consummate the transactions contemplated by this Agreement, including the payment of all fees and expenses payable by Purchaser in connection with the transactions contemplated by this Agreement.  Purchaser will not become insolvent as a result of consummating the transactions contemplated by this Agreement. Schedule 5.07 sets forth Purchaser’s sources of funds sufficient in amount to fund any and all payments required to be paid by Purchaser at the Closing hereunder.

Section 5.08          Registration Statement.

Purchaser filed with the SEC a Registration Statement on Form S-1 that was declared effective in accordance with the Securities Act and the rules and regulations promulgated thereunder (the “Purchaser Registration Statement”). As of its effective date, (i) the Purchaser Registration Statement complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the financial statements of Purchaser included in the Purchaser Registration Statement were prepared from and were in accordance in all material respects with the accounting books and other financial records of Purchaser, were prepared in accordance with GAAP (except, (x) as may be indicated in the notes thereto, (y) in the case of pro forma financial statements and information, or (z) in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved, and presented fairly, in all material respects, the consolidated financial position of Purchaser and its consolidated subsidiaries and the consolidated results of their operations and cash flows for the periods then indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).  Purchaser has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities reflected in the financial statements included in the Purchaser Registration Statement, (ii) liabilities or obligations incurred in the ordinary course of business since the effective date of the Purchaser Registration Statement, (iii) liabilities which would not reasonably be expected to have a Purchaser Material Adverse Affect or (iv) liabilities to perform under any contracts to which the Purchaser and/or its subsidiaries is a party, whether or not disclosed under the Purchaser Registration Statement.  In each case as of the effective date of the Purchaser Registration Statement: (i) all stock option plans and material contracts of Purchaser required to be included as exhibits to the Purchaser Registration Statement under Item 601(b)(10) of Regulation S-K promulgated by the SEC were so included, and (ii) all transactions involving Purchaser required to be disclosed in the Purchaser Registration Statement under Item 404 of Regulation S-K promulgated by the SEC were so disclosed.

Section 5.09          Securities Act.

The Purchaser is acquiring the Shares for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of the registration requirements of the Securities Act.

Section 5.10          Holdback Shares.

The Holdback Shares have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable and not subject to any preemptive right created by the certificate of incorporation or bylaws of Purchaser or any other Lien except such Liens arising under this Agreement, the Holdback Agreement or under applicable securities Laws.  Assuming the accuracy of  the representations set forth in Article IV, all of the Holdback Shares have been offered, issued and sold by Purchaser in compliance with applicable federal and state securities Laws.

Section 5.11          Disclosures.

To the Knowledge of Purchaser, no representation or warranty of Purchaser in this Agreement or in the Schedules attached hereto, or in the Transaction Document or in any certificate or instrument delivered by Purchaser in accordance with the terms hereof, contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading in any material respect.

Section 5.12          No Other Representations and Warranties.

Except for the representations and warranties contained in this Article V (including the Purchaser Disclosure Schedules), the Purchaser makes no express or implied representation or warranty, including without limitation any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (including the Purchaser Disclosure Schedules).

Article VI.  COVENANTS

Section 6.01          Confidentiality.

Except as required by applicable Law, from and after the Closing,  each Seller Party shall, and shall use commercially reasonable efforts to cause Persons directly or indirectly controlled by Seller Parties to, hold in confidence all knowledge and information with respect to the business of the Company and shall not disclose, publish or make use of the same without the prior written consent of the Purchaser, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by any Seller Party; (ii) in the event such Seller Party is requested in a legal proceeding (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the knowledge and information, such Seller Party shall give the Purchaser prompt notice of such request (in the case of a civil proceeding, and permitted by such process in other than a civil proceeding) so that the Purchaser may seek a protective order or other similar relief with respect to such disclosure so as to maintain the confidential nature of the information and (iii) in the event Seller is otherwise required by Law to disclose any of its knowledge or information regarding the Company in a civil proceeding, Seller shall (if permitted by such process in other than a civil proceeding) give the Purchaser notice of the information to be disclosed and such opportunity as is reasonably practicable to review the proposed disclosure and comment thereon.  The covenants set forth in this Section 6.01 shall survive until the earlier of:  (a) five (5) years following the Closing Date and (b) the date the knowledge and information regarding the business of the Company have become public knowledge without any fault or breach by any Seller of the obligations hereunder.

Section 6.02          Further Actions.

(a)           After the Closing, at the request of a Party, the other Parties shall cooperate and use commercially reasonable efforts to carry out the intent of this Agreement, and each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated hereby.

(b)           Each Party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other Party, during normal business hours, all books and records, information and employees (without disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose (a “Permitted Use”).  The Party requesting any such books and records, information or employees will bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees.  All information received pursuant to this Section 6.02(b) will be kept confidential pursuant to Section 6.01 by the Party receiving it, except to the extent that disclosure is reasonably necessary in connection with any Permitted Use.

Section 6.03          Publicity.

Except as required by applicable Law, no publicity, release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by Seller, Seller Representative or the Company, on the one hand, or the Purchaser, on the other hand, without the advance written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that the Purchaser shall be permitted to make disclosures concerning this Agreement and the transactions contemplated hereby: (i) to prospective investors, lenders and target companies in connection with financings and acquisitions that it is contemplating; and (ii) as required by the SEC, NASDAQ, and the Securities Act.  In the event that a party is required by applicable Law to make a release or announcement, such party shall provide the other parties with a reasonable opportunity to review such release or announcement before such release or announcement is made.

Section 6.04          Expenses.

Except as otherwise specifically provided in this Agreement, the Parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, financial advisors, actuaries and accountants.  Notwithstanding the foregoing, (a) the Seller agrees to pay one hundred percent (100%) of any notary fees and sales, stamp, documentary, conveyance, transfer and recording Taxes and fees applicable to the Transaction Documents and the transactions contemplated hereby and (b) the Purchaser shall bear all of the costs associated with the Holdback Agreement and the cost of any filing with or consent of any Governmental Authority with respect thereto.

Section 6.05          Tax Matters.

(a)           The Purchaser shall retain and shall cause the Company to retain, and the Seller shall retain, and each such Party shall make available or shall cause to be made available to the other parties, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, shall make available at a mutually convenient time such knowledgeable employees (or the Seller Representative, in the case of the Seller) and facilities as are needed to provide explanation of any such documents or information and shall not destroy or otherwise dispose of any such records without first providing the other party with written notice and a reasonable opportunity to review and copy same at the cost of such other party.

(b)           The Seller (through the Seller Representative) shall timely prepare and file (or deliver to Purchaser for filing) all income Tax Returns, if any, with respect to the Company for all periods commencing prior to and ending on or before the Closing Date (the “Pre-Closing Tax Period”) and shall pay all Taxes due with respect thereto except for Taxes which are a current liability for purposes of determining the Closing Date Net Working Capital (which Taxes shall be paid by the Company).  The Purchaser shall prepare and file all non-income Tax Returns for the Pre-Closing Period that have not been filed as of the Closing Date and any Tax Returns with respect to the Company for all periods commencing after the Closing Date and ending thereafter (the “Post-Closing Tax Period”).  The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns with respect to the Company for Tax periods which begin before the Closing Date and end after the Closing Date (the “Straddle Period”).  The Purchaser shall forward the aforementioned Pre-Closing Tax Period Returns and Straddle Period Tax Returns and supporting calculations to the Seller Representative, for review and comment, no later than thirty (30) days prior to the filing of the Tax Returns.  Within five (5) Business Days of receipt by the Seller Representative of a written demand by the Purchaser, the Seller shall pay to the Purchaser all Taxes of the Company attributable to Pre-Closing Tax Periods and the portion of Straddle Period Taxes (to the extent such Taxes exceed any Tax prepayments  made with respect to such Taxes prior to the Closing Date and the amount of Taxes which are a current liability for purposes of determining the Closing Date Net Working Capital) allocated to the Seller pursuant to Sections 6.05(c).  The Seller shall pay all Taxes due to Purchaser pursuant to this Section 6.05(b).

(c)           To the extent relevant (taking into account that the Company is a Qsub), the Seller (through the Seller Representative) and the Purchaser shall, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date.  If applicable Law does not permit the Company to close its taxable year on the Closing Date or in the case of Taxes payable with respect to any Straddle Period, the amount of such Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes based upon or related to income or gross receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, and (ii) in the case of any Taxes other than Taxes based upon or related to income or gross receipts, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  Any allocation of income or deductions required to determine any Taxes relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date and by means of a closing of the books and records of the Company as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(d)           The Seller (through the Seller Representative) and the Purchaser shall provide to each other prompt notice of, and as requested by the other party reasonable cooperation (including, without limitation, make available at a mutually convenient time knowledgeable employees, documents, information and facilities) in respect of, any audit or similar investigation or proceeding in which the IRS or any other Governmental Authority makes or proposes to make a Tax adjustment to any Tax period of the Company.

(e)           The Seller (through the Seller Representative) shall have the right, at its own expense, to control any audit or examination by any Taxing authority, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment (a “Tax Matter”) as it relates to the Company for all Pre-Closing Tax Periods or the portion of any Straddle Period through the Closing Date; provided, however, that the Seller and the Seller Representative shall not settle, compromise or abandon any such Tax Matter without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, if such settlement, compromise or abandonment would not adversely affect the Purchaser.  The Purchaser shall have the right, at its own expense, to control any Tax Matter as it relates to the Company for the portion of any Straddle Periods after the Closing Date and all Post-Closing Tax Periods; provided, however, that with respect to Straddle Periods, the Purchaser shall not settle, compromise or abandon any Tax Matter without the consent of the Seller Representative, which consent shall not be unreasonably withheld or delayed, if such settlement, compromise or abandonment would not adversely affect the Seller.

(f)           The Aggregate Consideration shall be increased to reflect the “Incremental Tax Cost” to Seller’s stockholders resulting from the purchase of the Shares being treated as a purchase of assets rather than stock for income Tax purposes.  For purposes of this Agreement, the Incremental Tax Cost shall be an amount equal to the sum of (A) twenty percent (20%) of the net gain from the deemed asset sale which is not taxed at capital gains rates (the “Ordinary Gain Amount”), plus (B) such additional gross-up amount, calculated based on a capital gain rate of twenty and seventy-five hundredths percent (20.75%), to take into account any Taxes imposed on the adjustment to the Aggregate Consideration determined pursuant to this Section 6.05(f).  Stated as a formula:  the Incremental Tax Cost shall equal 20% of the Ordinary Gain Amount divided by 0.7925.  For purposes of illustration only, if the Ordinary Gain Amount is $500,000, then the Incremental Tax Cost would be $126,184.  The Seller Representative shall determine the amount of the Incremental Tax Cost and resulting additional Aggregate Consideration pursuant to this Section 6.05(f) and shall deliver such determination to the Purchaser within 60 days after the Closing Date along with information and documentation as to the calculation of such amount.  The Purchaser shall have twenty (20) days to review and comment upon the proposed amount of additional Aggregate Consideration.  After receiving the comments of the Purchaser, the Seller Representative may accept the determination with the Purchaser’s comments or the Parties shall engage the Independent Accounting Firm to prepare its determination of the additional Aggregate Consideration which shall be binding upon the Parties.  The fees and expenses of the Independent Accounting Firm shall be borne one-half by the Seller and one-half by the Purchaser.  The Purchaser shall pay to the Seller Representative within five (5) Business Days after the 20-day period referred to above or within five (5) Business Days after the determination of the Independent Accounting Firm, as the case may be, the additional Aggregate Consideration by wire transfer of immediately available funds to a bank account designated by the Seller Representative (for the benefit of the Seller).  For the avoidance of doubt, the amount determined pursuant to this Section 6.05(f) as the Incremental Tax Cost shall apply for purposes of determining the additional Aggregate Consideration, rather than any additional Tax costs that might actually be incurred by Seller’s stockholders as the result of the purchase of the Shares being treated as a deemed asset purchase rather than a stock purchase for income Tax purposes.

(g)           Subject to Article VII, the Seller agrees to pay, and to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Losses relating to, or arising from, (i) all Taxes of the Company for Pre-Closing Periods and any portion of a Straddle Period through the Closing Date not taken into account as assets or liabilities in calculating Closing Date Net Working Capital (including Taxes payable by the Seller pursuant to Section 6.05(b)), and (ii) the breach of any representation or warranty contained in Section 3.17.  The Seller shall be entitled to any reduction in or refund of such Taxes attributable to Pre-Closing Periods and any portion of a Straddle Period through the Closing Date.  Except as otherwise provided in this Section 6.05, the Purchaser shall pay (or cause to be paid), and shall indemnify and hold harmless the Seller (excluding the Company) from and against all Taxes attributable to the Company for Post-Closing Periods and any portion of a Straddle Period after the Closing Date.  The Purchaser shall be entitled to any reduction in or refund of such Taxes attributable to the Post-Closing Periods and any portion of a Straddle Period after the Closing Date.

(h)           Any Tax allocation, indemnity, or similar Contract (other than any contract the primary purpose of which is not the allocation or payment of Tax liability and in which such provisions regarding Tax liability are typical of such type of contracts) shall be terminated prior to the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

(i)           The parties hereto agree to treat any indemnity payment made pursuant to Section 6.05(g) or Article VII as an adjustment to the Aggregate Consideration for federal, state, local and foreign income Tax purposes, to the extent consistent with applicable Law.

(j)           The Parties agree that the Aggregate Consideration and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder, and that the Holdback Share portion of the Aggregate Consideration, less imputed interest, if any, shall be allocated to the goodwill of the Company, provided that such allocation is consistent with Code Sections 338 and 1060 and the regulations thereunder.  Any Tax Returns (including amended returns and claims for refund) and information reports, including Form 8594, filed by the Purchaser, the Company, the Seller Representative or the Seller shall be prepared in a manner consistent with such allocation. The Purchaser shall prepare the allocation of the Aggregate Consideration and shall deliver such allocation to the Seller Representative within sixty (60) days after the Closing Date. The Seller Representative shall have twenty (20) days to review and comment upon the proposed allocation of the Aggregate Consideration. After receiving the comments of the Seller Representative, the Purchaser may accept the allocation with Seller Representative’s comments or the Parties shall engage the Independent Accounting Firm to prepare an allocation of the Aggregate Consideration which shall be binding upon the parties.  The fees and expenses of the Independent Accounting Firm shall be borne one-half by the Seller and one-half by the Purchaser.

(k)           The Aggregate Consideration shall be increased to reflect any Taxes payable by the Seller resulting from the purchase of the Shares including, without limitation, any Taxes attributable to the deemed sale of assets that results from the sale of a QSub.  The Seller Representative shall determine the amount of such Taxes and shall deliver such determination to the Purchaser no later than 30 days prior to the due date for the payment of such Taxes along with information and documentation as to the calculation of such amount.  The Purchaser shall have twenty (20) days to review and comment upon the proposed amount of such Taxes.  After receiving the comments of the Purchaser, the Seller Representative may accept the determination with the Purchaser's comments or the Parties shall engage the Independent Accounting Firm, subject to the same procedures set forth in Section 2.03(c),  to prepare its determination of the Taxes which shall be binding upon the Parties.  The fees and expenses of the Independent Accounting Firm shall be borne one-half by the Seller and one-half by the Purchaser.  The Purchaser shall pay to the Seller Representative within five (5) Business Days after the 20-day period referred to above or within five (5) business Days after the determination of the Independent Accounting Firm, as the case may be, the amount of such Taxes by wire transfer of immediately available funds to a bank account designated by the Seller Representative (for the benefit of the Seller).

Section 6.06          Additional Restrictions on Transfer of Shares.

Seller agrees that, for the holding period required under Rule 144 promulgated under the Securities Act and SEC rules, it shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of the common stock of the Purchaser acquired by it pursuant to this Agreement in violation of Rule 144.

Section 6.07          Certain Waivers.

(a)           Effective as of the Closing, and if and only if such Closing occurs, each Seller Party hereby releases and forever discharges the Company, and each of their respective past, present and future representatives, Affiliates, stockholders, partners, interest holders, members, directors, officers, managers, employees, controlling persons, successors and assigns (and specifically excluding Purchaser for purposes of this release) (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, both at law and in equity, which the undersigned or any of its/his/her heirs, executors, administrators, agents, representatives, successors or assigns now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to payment, distribution, dividends, compensation, indemnification (including indemnification under the Company’s organizational documents, or joining the Company as a party in any action brought involving indemnification under Seller’s organizational documents) or reimbursement from the Company, whether pursuant to its organizational documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date.  Notwithstanding the previous sentence, no Seller Party releases the Releasees from any claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, both at law and in equity, which the undersigned or any of its/his/her heirs, executors, administrators, agents, representatives, successors or assigns now has, has ever had or may hereafter have against the respective Releasees (i) arising under this Agreement, any Transaction Documents or any Employment Agreement executed at or after Closing to which a Seller Related Party is a party, or (ii) related to any obligations for payment of wages, salaries, bonuses, benefits and expense reimbursements due to a Seller Related Party in the ordinary course of business prior to Closing which are accrued and included in the Closing Date Net Working Capital but not paid to a Seller Related Party prior to the Closing Date, or (iii)  any rights to indemnification under Seller’s certificate of incorporation or bylaws.  In the event of a conflict between the first and second sentence of this Section 6.07(a), the second sentence will prevail.  Each Seller Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter released hereby.

(b)           Effective as of the Closing, and if and only if such Closing occurs, the Company, Seller and each Seller Related Party hereby irrevocably waive any and all restrictions on transfer, first refusal rights, first offer rights, repurchase rights, preemptive rights or similar rights (if any) and any and all similar restrictions, rights or provisions contained in any of the Company’s certificate of incorporation, bylaws or any outstanding stock restriction agreement, stockholders agreements, stock purchase agreement or similar agreement or instrument or otherwise affecting any Seller’s right to transfer or to sell his shares of the Company’s stock to any third party purchaser.

(c)          Effective as of the Closing, and if and only if such Closing occurs, the Company hereby releases and forever discharges each Seller Party, and each of their respective past, present and future representatives, Affiliates, stockholders, partners, interestholders, members, directors, officers, managers, employees, controlling persons, successors and assigns (individually, a “Seller Releasee” and collectively, “Seller Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, both at law and in equity, which the undersigned or any of its heirs, executors, administrators, agents, representatives, successors or assigns now has, has ever had or may hereafter have against the respective Seller Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, whether pursuant to its organizational documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date.  Notwithstanding the previous sentence, the Company does not release the Seller Releasees from any claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, both at law and in equity, which the undersigned or any of its/his/her heirs, executors, administrators, agents, representatives, successors or assigns now has, has ever had or may hereafter have against the respective Seller Releasees arising under this Agreement or in any the other Transaction document.  In the event of a conflict between the first and second sentence of this Section 5.07(c), the second sentence will prevail.  The Company hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Seller Releasee, based upon any matter released hereby.

Section 6.08          Payment of Indebtedness and Termination of Credit Agreements.

Seller and Company, jointly and severally, covenant and agree that prior to or on the Closing Date, the Company and Seller shall pay and fully discharge all outstanding Indebtedness of the Company, and terminate all outstanding commitments under lines of credit and other credit facilities, agreements or arrangements, and cause the lenders and agents thereunder to release any Liens, security interest in, claims to or controls over the Shares or any of the assets of the Company.

Section 6.09          Registration Rights.

On the Closing Date, the Purchaser shall enter into a Registration Rights Agreement with the Seller, in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

Section 6.10          (Deleted)

Section 6.11          Exclusive Dealing.

From the date of this Agreement to the Closing Date, the Company, the Seller Representative and the Seller shall not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Company, its assets or business, in whole or in part, whether directly or indirectly, through purchase of stock or assets, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course).

Section 6.12          DSS.

As soon as practicable prior to or after the date of this Agreement, the Company, in consultation with the Purchaser, will prepare and submit to the Defense Security Service (DSS) of the United States Department of Defense and, to the extent applicable, other Governmental Authorities that are customers of the Company, a notification under the National Industrial Security Program Operating Manual (NISPOM) and any other applicable security regulations, as may be required in connection with the transactions contemplated hereby.  The Company and Purchaser shall use commercially reasonable efforts to cooperate and take all reasonable efforts to avoid DSS from taking any adverse action in connection with the security clearances of the Company’s employees or the Company’s facility security clearance.

Section 6.13          Employees.

Employees of the Company who continue to be employed by Purchaser, the Company or any of their Affiliates following the Closing will be given full credit for their years of service with the Company before the Closing for purposes of vesting and eligibility to participate in Plans of the Purchaser and its Affiliates that are made available to such employees after the Closing; provided, however, that any contracts of employment with the Company shall be cancelled as of the Closing.  The Purchaser agrees to maintain levels of employee benefits (other than equity-based benefits) that are, in the aggregate, comparable to those provided by the Company prior to Closing for at least twelve (12) months following the Closing.

Section 6.14          (Deleted)

Article VII.  INDEMNIFICATION

Section 7.01          Survival Period.

The representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in effect until the expiration of fifteen (15) months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 3.02 (Authorization), 3.03 (No Conflict or Violation), 3.05 (Capitalization and the Shares), the first sentence of 3.09(a) (Title to and Sufficiency of Assets), 4.01 (Authorization, Execution and Enforceability), 4.02 (No Conflict or Violation), 4.03 (Shares), 5.02 (Authorization, Execution and Enforceability), 5.03 (No Conflict or Violation), 5.10 (Holdback Shares) shall survive forever (collectively, the “Fundamental Representations”); (b) the representations and warranties set forth in Section 3.20 (Government Contracts and Subcontracts) shall survive the Closing and continue in effect until the expiration of thirty six (36) months following the Closing Date; and (c) the representations and warranties set forth in Sections 3.15 (Environmental Matters), 3.17 (Tax Matters), 3.18 (Employee Benefit Plans), 4.06 (Securities Act), 4.07 (Experience), and  4.08 (S Corporation Stockholder) shall survive the Closing and continue in effect until forty five (45) days after the expiration of all applicable statute of limitations with respect to the matters addressed therein (including any extensions or tolling or waiver thereof). The covenants and agreements made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, to the extent permitted by applicable Law.  No Party shall have any liability with respect to claims first asserted in connection with any representation, warranty, covenant or agreement after the applicable survival period.  In the event, however, that notice of any claim for indemnification for breach of a representation, warranty, covenant or agreement is given to the other Party in accordance with Section 9.01 within the applicable survival period, the cause of action that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

Section 7.02          Indemnification by the Seller.

Subject to the terms and conditions of this Article VII, the Seller hereby agrees that, from and after the Closing Date, it shall indemnify, defend and hold harmless the Purchaser and its Affiliates, successors and assigns, and each of their respective directors, officers, managers, members, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any claim, obligation, loss, fine, penalty, damage, liability, judgment, Tax or Taxes, settlement, cost or expense (including reasonable attorneys’ fees, and expert witness fees and disbursements and the cost of litigation) (collectively, “Losses”) incurred or suffered by any such Purchaser Indemnified Party relating to or arising out of:

(a)           the breach or violation of any representation or warranty made by the Company or Seller in Article III or Article IV; or

(b)           the breach or violation of, or failure to perform, any covenant or agreement of the Company or the Seller or Seller Representative contained in this Agreement or in any other  Closing Documents;

Except as otherwise expressly set forth herein, any indemnification, reimbursement or other payment to be made by Seller pursuant to this Section 7.02 shall be paid first by means of cancellation of Holdback Shares in accordance with the terms of Section 2.03(b) herein and the Holdback Agreement, and then directly by Seller in cash to the extent the Holdback Shares are insufficient to cover the Seller's obligations hereunder.

Section 7.03          Individual Indemnification by the Seller Related Parties.

(a)           Subject to the terms and conditions of this Article VII, each Seller Related Party agrees, jointly and severally, to indemnify, defend and hold harmless the Purchaser Indemnified Parties for all Losses indemnified by the Seller under Section 7.02 in excess of the value of the Holdback Shares as determined based on the Closing Price; provided, that each Seller Related Party’s maximum aggregate liability for indemnified Losses under this Section 7.03(a) and Section 7.03(b) shall not exceed, in the aggregate, the amount of such Seller Related Party’s Pro Rata Share of the Aggregate Consideration received by Seller under this Agreement.  The Purchaser Indemnified Parties agree to assert any claims under this Section 7.03(a) against all of the Seller Parties at the same time and in the same action.

(b)           Subject to the terms and conditions of this Article VII, each Seller Related Party hereby agrees that, from and after the Closing Date that such Seller Related Party shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Losses incurred or suffered by any such parties relating to or arising out of any breach of any representation or warranty made by such Seller Related Party in Article IV of this Agreement or the breach of any covenant or agreement by such Seller Related Party contained in this Agreement, it being agreed and acknowledged that with respect to this Section 7.03 each Seller Related Party is providing indemnity severally and not jointly, only with respect to breaches of representations and warranties made by such Seller Related Party in Article IV and breaches of covenants and agreements by such Seller Related Party contained in this Agreement and not those of any other Seller Related Party thereunder and that each Seller Related Party shall be liable only for the indemnified Losses for which such Seller Related Party is providing indemnity under this Section 7.03(b).  Except as otherwise set forth herein, any indemnification or payment to be made by a Seller Related Party pursuant to this Section 7.03(b) shall be paid directly by the Seller Related Party in cash.

Section 7.04          Indemnification by Purchaser.

Subject to the terms and conditions of this Article VII, the Purchaser hereby agrees that, from and after the Closing Date, it shall indemnify, defend and hold harmless the  Seller Parties, and their heirs, legal representatives, successors, assigns, and agents (the “Seller Indemnified Parties”) from and against any Losses incurred or suffered by any such Seller Indemnified Party relating to or arising out of :

(a)           the breach or violation of any representation or warranty made by the Purchaser in Article V; or

(b)           the breach or violation of, or failure to perform, any covenant or agreement of Purchaser contained in this Agreement or in any other Closing Documents.

Section 7.05          Third Party Claims.

The obligations and liabilities of the parties hereunder with respect to indemnity pursuant to this Article VII resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, “Claims”) shall be subject to the following terms and conditions:

(a)          Promptly after the receipt by either a Purchaser Indemnified Party or a Seller Indemnified Party (in either case and “Indemnified Party”) of notice of the commencement of any Claim, such Indemnified Party shall give the Seller Representative on behalf of the Seller and the Seller Related Parties or the Purchaser, as the case may be (in either case an “Indemnifying Party”) written notice thereof in reasonable detail in light of the circumstances then known to such Indemnified Party along with a copy of the Claim.  The failure to give such notice shall not relieve the Indemnified Party from any obligation under Article VII except where, and solely to the extent that, such failure actually and materially prejudices the rights of the Indemnifying Party.

(b)          The Indemnifying Party shall have the right to undertake at its sole expense, by counsel of its own choosing, the defense of such Claim.

(c)          In the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon notice to the Indemnifying Party) shall have the right to undertake the defense by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party.

(d)           Notwithstanding anything in this Article VII to the contrary, (i) neither the Indemnifying Party nor the Indemnified Party shall, without the other’s prior written consent (not to be unreasonably withheld or delayed), settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, (ii) in the event that the Indemnifying Party undertakes defense of any Claim in accordance with Section 7.05(a), the Indemnified Party, by counsel or other Representative of its own choosing and at its sole cost and expense, shall have the right to consult with, and be provided reasonable access to all relevant information within the possession of, the Indemnifying Party and its counsel or other Representatives concerning such Claim and (iii) in the event that the Indemnified Party undertakes defense of any Claim in accordance with Section 7.05(b), the Indemnifying Party, by counsel or other Representative of its own choosing and at its sole cost and expense, shall have the right to consult with, and be provided reasonable access to all relevant information within the possession of, the Indemnified Party and its counsel or other Representatives concerning such Claim.

Section 7.06          Limitations on Indemnification.

(a)           Except as provided below, the Seller Parties shall not be obligated to make any indemnification payments with respect to any breach of a representation or warranty under Article III or Article IV unless and until the amount of such Losses collectively exceeds One Hundred Fifty Thousand Dollars ($150,000), (the “Basket Amount”), provided that once such Losses exceed such amount, the Seller Parties shall only be obligated to pay the amount of such Losses in excess of the Basket Amount.  Notwithstanding the first sentence of this Section 7.06(a), the Basket Amount will not apply to indemnified Losses resulting from (i) breaches of the Fundamental Representations and the representations and warranties set forth in Sections 3.13, 3.17, 4.04, 4.05 and 4.08 (ii) obligations of the Seller Parties to the extent a breach results from fraud by a Seller Party, and (iii) any failure to perform, nonfulfillment, nonobservance or other breach or violation of, or default in the performance of, any covenant or agreement of any Seller Party or the Seller Representative set forth in this Agreement.

(b)           Except as provided below, and subject to Section 7.03, the Seller Parties’ maximum aggregate indemnification liability for indemnified Losses under Section 7.02 relating to or arising out of the breach or violation of any representation or warranty under Article III or Article IV shall not exceed Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Cap”), provided that the Cap will not apply to indemnified Losses resulting from (i) breaches of the Fundamental Representations and the representations and warranties set forth in Sections 3.13, 3.17, 4.04, 4.05 and 4.08,  (ii) obligations of the Seller Parties to the extent a breach results from fraud by a Seller Party, and (iii) any failure to perform, nonfulfillment, nonobservance or other breach or violation of, or default in the performance of, any covenant or agreement of the Seller Parties or the Seller Representative set forth in this Agreement.  Further, notwithstanding anything to the contrary in this Agreement, Section 7.03 shall apply to the Seller Related Parties and the Seller’s maximum aggregate indemnification liability for indemnified Losses under Section 7.02 relating to or arising out of the breach of any representation or warranty in Article III and Article IV herein shall not exceed the amount of the Aggregate Consideration received by Seller under this Agreement.

(c)           The amount of any Loss for which indemnification is provided pursuant to this Article VII shall be net of (i) any amounts actually recovered by the indemnified party under its insurance policies or otherwise (and in the event that any Losses related to a claim by a Purchaser Indemnified Party is covered by insurance, Purchaser agrees to use commercially reasonable efforts to seek recovery under such insurance); (ii) any related reserve in respect thereof resulting in a purchase price adjustment pursuant to Section 2.03(d); and (iii) the reduction in current Tax liability of the indemnified party attributable to such Loss.

(d)           From and after the Closing, the Seller and Seller Related Parties shall not have any claim for contribution from or against the Company as a result of any indemnification or other payments made by Seller or any of the Seller Related Parties to any of the Purchaser Indemnified Parties pursuant to this Agreement.

(e)           To the extent claims for indemnification pursuant to this Article VII do not involve a Claim, an indemnifying person shall not be responsible or liable for Losses or other amounts under this Article VII that are consequential, special, exemplary, punitive, in the nature of lost profits or diminution in value or otherwise not actual damages.

(f)           Notwithstanding anything else in this Article VII to the contrary, no party shall be limited, at any time, from recovering any and all Losses incurred or suffered by it relating to or arising out of or in connection with fraud .

(g)           Notwithstanding anything herein to the contrary, no Party is entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, or any other Transaction Document executed in connection with this Agreement or otherwise.

(h)           The Seller Parties and the Purchaser agree and acknowledge that, except for payments due by any Party under Section 2.03(d) (which are expressly excluded from the terms and limitations set forth in this Section 7.06(h)), the rights to indemnification provided for in Section 6.05(g) and this Article VII shall be the sole and exclusive remedy (regardless of the theory or cause of action pled) for monetary damages of the Seller and Seller Related Parties on the one hand, or the Purchaser, on the other hand, as the case may be, after the Closing for and with respect to any breach of or inaccuracy in any representation or warranty of a Party and for any failure by the other party to perform and comply with any covenants and agreements contained in this Agreement or a Closing Document, and each Party to this Agreement hereby waives to the fullest extent permitted by law, any other rights or remedies that may arise under any applicable law in connection therewith, provided, however, that nothing herein will limit in any way any Party’s rights hereunder or otherwise, to specific performance, injunctive relief or other non-monetary equitable relief.

Section 7.07          Cooperation.

The Parties shall cooperate with any reasonable request of the other and make available, at the other’s expense, all information (but excluding privileged communications) necessary for the other to pursue any indemnification or reimbursement from a third party for any Losses in the event that the other elects to pursue such indemnification or reimbursement.  The  Seller Representative shall fully cooperate with Purchaser in seeking and obtaining payment from the Seller and individual Seller Related Parties of all amounts due to Purchaser under Sections 2.03(d), 6.05(g) and this Article VII. Each Party agrees to use reasonable efforts to mitigate any Loss which forms the basis of a claim under this Article VII.  Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Aggregate Consideration for all Tax purposes, and no Party will take any position inconsistent with such characterization.

Section 7.08          Subrogation.

Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

Section 7.09          Purchaser Acknowledgement.

Purchaser acknowledges that neither Company nor any Seller Party nor any of their Representatives (a) makes or will be deemed to have made hereunder any representations or warranties, express or implied, regarding Company, except as expressly set forth in the Agreement and the Disclosure Schedules, (b) makes or will be deemed to have made any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning, or as to the accuracy or completeness of, any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of Company, or (c) makes or will be deemed to have made hereunder any representation or warranty concerning any law or regulation affecting the Contracts of the Company that may be promulgated or become effective after the Closing, or except as set forth in Section 3.23, concerning the continuation after the Closing of any of the Contracts of Company.  Purchaser acknowledges that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information.

Article VIII.  CONDITIONS PRECEDENT

Section 8.01          Conditions to Obligations of Each Party.

The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)           No Injunction, etc.  Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined that any applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such applicable Law to such effect shall be pending.

Section 8.02          Conditions to Obligations of Purchaser.

The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Purchaser) on or prior to the Closing Date of the following additional conditions:

(a)           Representations; Performance.  Each of the representations and warranties of the Seller Parties and Company contained in this Agreement shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date.  Company and the Seller Parties shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by any of them prior to or on the Closing Date, including all deliveries set forth in Section 2.06.  Company and Seller Representative shall have delivered to Purchaser a certificate, dated the Closing Date, to the foregoing effect and to the effect of Section 8.02(b).

(b)           No Company Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(c)           Dissenter’s Rights.  No Stockholder shall have exercised or indicated an intent to exercise dissenters’ rights, objecting Stockholders’ rights or similar rights, in accordance with applicable Law.

(d)           Absence of Litigation.  As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or other action, claim, suit or proceeding instituted by a Governmental Authority seeking to enjoin, restrain, or prohibit the consummation of this Agreement, having the effect of making illegal or otherwise prohibiting the transactions contemplated hereby shall be pending before any court or any other Governmental Authority; provided, however, that this condition may not be invoked by Purchaser if any such action, suit or proceeding was the result of any act or omission by Purchaser.

Section 8.03          Conditions to Obligations of the Company and the Seller Parties.

The obligation of Seller Parties and Company to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller Parties and the Company), on or prior to the Closing Date, of the following additional conditions:

(a)           Representations; Performance.  Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date.  Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including all deliveries set forth in Section 2.07.  Purchaser shall have delivered to Seller Representative a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

(b)           No Purchaser Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Purchaser Material Adverse Effect.

(c)           Absence of Litigation.  As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or other action, claim, suit or proceeding instituted by a Governmental Authority seeking to enjoin, restrain, or prohibit the consummation of this Agreement, having the effect of making illegal or otherwise prohibiting the transactions contemplated hereby shall be pending before any court or any other Governmental Authority; provided, however, that this condition may not be invoked by Company and Seller Parties if any such action, suit or proceeding was the result of any act or omission by the Company or a Seller Party.

Article IX.  GENERAL PROVISIONS

Section 9.01          Notices.

All notices, demands, requests or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement or any other Transaction Document shall be in writing, hand delivered (including delivery by overnight courier) or transmitted by facsimile and addressed as follows:

If to the Seller Related Parties:

As set forth in the signature pages hereto

with copies (which shall not constitute notice) to:

Holland Knight, LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia 22102
Attention:  William Mutryn, Esq. and Marisa C. Terrenzi, Esq.
Telephone:  (703) 720-8600
Facsimile:  (703) 720-8610

If to the Seller Representative or Seller (post-Closing):

Michael J. Cerruti
P.O. Box 138
Clifton VA 20124

with copies (which shall not constitute notice) to:

Holland Knight, LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia 22102
Attention:  William Mutryn, Esq. and Marisa C. Terrenzi, Esq.
Telephone:  (703) 720-8600
Facsimile:  (703) 720-8610

If to the Company or Seller (pre-Closing):
Everest Technology Solutions, Inc.
9990 Fairfax Blvd., Suite 501
Fairfax, VA  22030
Attn: Michael Cerruti
Fax:  (703) 691-1792

with copies (which shall not constitute notice) to:
Holland Knight, LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia 22102
Attention:  William Mutryn, Esq. and Marisa C. Terrenzi, Esq.
Telephone:  (703) 720-8600
Facsimile:  (703) 720-8610

If to the Purchaser:
The KEYW Holding Corporation
1334 Ashton Road, Suite A
Hanover, MD 21076
Attention:  John Krobath
Fax:  (443) 270-5301

and with copies (which shall not constitute notice) to:

Astrachan Gunst Thomas Rubin, P.C.
217 E. Redwood Street, Suite 2100
Baltimore, MD  21202
Attention:  Donna M.D. Thomas, Esq.
Fax:  (410) 783-3530

or such other address as the addressee may indicate by written notice.

Each notice, demand, request or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (the affidavit of messenger or (with respect to a fax) the confirmation sheet being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 9.02          Waiver.

No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein.  No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.  No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

Section 9.03          Benefit and Assignment.

Neither the Seller, the Seller Representative nor the Company, on the one hand, nor the Purchaser, on the other hand, shall assign this Agreement, in whole or in part, whether by operation of Law or otherwise without the prior written consent of the other.  Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No Person other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the representations and warranties, covenants and other agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

Section 9.04          Amendment.

No amendment, modification, supplement or waiver of this Agreement shall be binding unless executed in writing by the Seller Parties, Seller Representative, the Company and the Purchaser.

Section 9.05          Severability.

If any part of any provision of this Agreement or any other Closing Document shall be invalid or unenforceable under applicable Law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.

Section 9.06          Governing Law; Waiver of Jury Trial; Submission to Jurisdiction.

(a)           This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the Laws of the State of Maryland, excluding the choice of Law rules thereof.

(b)           THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CLOSING DOCUMENT, WHETHER NOW EXISTING OR HEREAFTER EXISTING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN OR AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OTHER CLOSING DOCUMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(c)           Each of the Seller Representative, the Seller Parties and the Purchaser agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns shall be brought and determined exclusively in the federal or state courts of Maryland and each of the Seller Parties, the Seller Representative and the Purchaser hereby submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.  Each of the Seller Parties, the Seller Representative and the Purchaser hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through judgment or otherwise), and (iii) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by either such court.

Section 9.07          Specific Performance.

The parties hereto acknowledge and agree that the breach by any of them of this Agreement would cause irreparable damage to the other parties hereto and that they will not have an adequate remedy at Law.  Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies at Law or otherwise which any party may have under this Agreement or otherwise.

Section 9.08          Interpretation.

(a)           When a reference is made in this Agreement to a Section, subsection, Exhibit or Schedule, such reference shall be to a Section, subsection, Exhibit or Schedule of this Agreement unless otherwise indicated.  The headings contained in this Agreement, in any Schedules and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein.  Any capitalized term used in any Exhibit or Schedule and not otherwise defined shall have the meaning given to such term in this Agreement.  Unless the context clearly requires otherwise, whenever the words “include”, “includes”, “including”, “such as” or terms of similar meaning are used in this agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein”, “hereby” and “hereunder” and terms of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms.  Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.  References to a Person are also to its permitted successors and assigns.  Pronouns of one gender shall include all genders.  All accounting conventions shall be consistent with GAAP unless otherwise specified.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.  All references to “Dollars” or “$” shall be to U.S. Dollars unless otherwise specified.

(b)           The Exhibits and Schedules to this Agreement are a material part of this Agreement.  Purchaser acknowledges and agrees that (i) any information set forth in one section of the Disclosure Schedules will be deemed to apply to each other section or subsection of this Agreement, so long as such disclosure is in sufficient detail to enable a reasonable reader to identify its applicability to the relevant provision in this Agreement, (ii) notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had a Material Adverse Effect), and (iii) the information and disclosures contained in the Disclosure Schedules are intended only to qualify and limit the representations, warranties and covenants of the Company, the Seller and the Seller Related Parties contained in the Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

Section 9.09          Signature in Counterparts.

This Agreement may be executed in separate counterparts (whether transmitted by facsimile or other electronic means) none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section 9.10          Remedies Cumulative.

Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

Section 9.11          Entire Agreement.

This Agreement (including the Recitals which are incorporated in and made a part of this Agreement), together with all Exhibits and Schedules hereto and the Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

Section 9.12          Attorneys’ Fees.

If any Party hereto initiates any legal action arising out or in connection with this Agreement, the prevailing Party in such legal action, as determined by the court, shall be entitled to recover from the other Party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing Party in connection therewith.

Section 9.13          Attorney-Client Privilege.

At and after the Closing, the attorney-work privilege of the Company with Holland & Knight LLP related to the transactions contemplated hereby for the period prior to the Closing shall be deemed the right of the Seller, and not that of the Company, and may be waived or disclosed to Purchaser only by the Seller.   The Parties further agree that the fact that Holland & Knight LLP may have represented the Company and its Affiliates prior to the Closing shall not prevent Holland & Knight LLP from representing Seller, its Affiliates, or their respective equity holders, officers, directors, or managers in connection with any matters involving, including without limitation, any claims with any of the parties to this Agreement or after the Closing.  The Company and Purchaser, who is represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, subject to applicable Law to waive any actual or potential conflict of interest that may hereafter arise in connection with Holland & Knight LLP’s future representation of Seller in regard to matters in which the interests of the Seller are adverse to the interests of the Company or Purchaser; provided, that in the event that litigation develops between Purchaser and the Seller Parties regarding any provision of the Transaction Documents, each Party will retain separate and independent counsel outside Holland & Knight LLP to handle litigation work, and Holland & Knight LLP will not represent either such Party in such litigation.  For purposes of clarity, the preceding sentence does not prevent Astrachan Gunst Thomas Rubin, P.C. from representing Purchaser in any such litigation.

ARTICLE X  PRE CLOSING MATTERS.

Between the date of this Agreement and the Closing Date:

Section 10.01     Affirmative Covenants of Company and Seller.  The Company and Seller hereby covenant and agree that, from the date hereof through and including the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser, the Company will and Seller will take all actions within their control to cause the Company to:

(a)           operate only in the ordinary course of business;

(b)           use its reasonable efforts to preserve substantially intact the its business organization, maintain its rights and ongoing operations, retain the services of its respective officers and key employees and maintain its relationship with its respective officers and key employees and maintain its relationship with its respective customers and suppliers;

(c)           use its reasonable efforts to maintain and keep its properties and assets in satisfactory condition, ordinary wear and tear excepted;

(d)           use its reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; and

(e)           use its reasonable efforts to operate its business in all material respects in compliance with all applicable Laws.

Section 10.02     Adverse Developments.  The Company will promptly notify Purchaser in writing of any Company Material Adverse Effect.  The Company will keep Purchaser informed of all material operational matters and business developments with respect to the Company’s business and its markets.

Section 10.03     Disclosure Schedules Update.  At or prior to the Closing, the Company and Seller Parties shall update the Disclosure Schedules to reflect events or circumstances arising after the date of this Agreement if such update is necessary so that the representations and warranties set forth in Articles III or IV are true and correct as of the Closing Date.  If any such disclosed new event or circumstance results or could reasonably be expected to result in a Company Material Adverse Effect or the failure to satisfy a condition to the Closing (without giving effect to the fact that such event or circumstance is included on the Disclosure Schedule), then either Purchaser or the Company and Seller Representative may terminate this Agreement pursuant to Article XI.  If this Agreement is not terminated pursuant to Article XI, Purchaser shall have all rights to indemnification under this Agreement, including for the specific event or circumstance disclosed.  For purposes of clarity, the Company and Seller Parties may not update the Disclosure Schedule to correct existing facts and circumstances as of the date hereof except with the Purchaser’s written consent.

Section 10.04     Access.  The Seller and the Company will provide the Purchaser and its Representatives, for the purpose of the continuation of customary due diligence or for any other reasonable purpose, with access to the books and records of Company and Company’s business (including the opportunity to make copies of such books and records), to its assets and, subject to the receipt of reasonable prior notice from Purchaser and with the consent of Seller (which consent will not be unreasonably withheld, delayed or conditioned), to the officers, employees, agents, customers and accountants of the Company with respect to matters relating to Company’s business and will provide Purchaser and Purchaser’s Representatives with such information concerning the Company, the Shares, the Company’s assets and business as Purchaser and/or Purchaser’s Representative reasonably may request.

Article XI TERMINATION

Section 11.01        Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written agreement of the Company, Seller Representative and the Purchaser;

(b)           by the Company and the Seller Representative, if the Closing shall not have occurred by the End Date, and such failure is due to a failure of the Purchaser to fulfill the conditions set forth in Sections 8.01 or 8.03 or a material default by the Purchaser hereunder, so long as neither the Company, the Seller nor a Seller Party is in material breach hereunder;

(c)           by the Purchaser, if the Closing shall not have occurred by the End Date, and such failure is due to a failure of Company or a Seller Party to fulfill the conditions set forth in  Sections 8.01 or 8.02 or a material default by Company or a Seller Party hereunder, so long as the Purchaser is not in material breach hereunder;

(d)           by the Purchaser, if the Seller Parties or the Company have committed a material breach of any provision of this Agreement that has not been cured within the earlier of:  (A) the End Date and (B) twenty (20) days of written notice of such material breach; or

(e)           by the Company and Seller Representative, if the Purchaser has committed a material breach of any provision of this Agreement that has not been cured within the earlier of (A) the End Date and (B) twenty (20) days of written notice of such material breach.

(f)           by the Company and Seller Representative or Purchaser, if after the date of this Agreement, a Company Material Adverse Effect has occurred.

Section 11.02     Effect of Termination.  If this Agreement is terminated as provided in Section 11.1, then all further obligations under this Agreement shall terminate and no Party hereto shall have any liability in respect of the termination of this Agreement; provided, however, that the confidentiality obligations of the Purchaser, Seller Parties and the Company described in Confidential Term Sheet, dated as of November 5, 2010 by and between the Company, the Seller Related Parties and the Mutual Nondisclosure Agreement, dated October 11, 2010, by and between the Company and Purchaser will survive any such termination, and provided, further that no such termination will relieve the Purchaser, Seller Parties or Company from liability for any intentional breach of this Agreement or fraud in connection with the transactions contemplated by this Agreement that occurred prior to such termination and in the event of such intentional breach or fraud, the Parties hereto shall be entitled to exercise any and all remedies available under law or equity, notwithstanding anything to the contrary in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The KEYW Holding Corporation

By:
Name: Leonard E. Moodispaw
Title: Chief Executive Officer

Everest Technology Solutions, Inc.

By:
Michael J. Cerruti
President

ETS Holdings, Inc.

By:
Michael J. Cerruti
President

Seller Representative,
To the extent of his obligations under this Agreement and the Closing Documents

By:
Michael J. Cerruti

[ Seller Related Parties' Signature Pages to Follow]

Seller Related Party Signature Page to

The KEYW Holding Corporation

Everest Technology Solutions, Inc.

Stock Purchase Agreement

Seller Related Party:

Signature:

Printed Name: Michael J. Cerruti

Address: P.O. Box 138, Clifton VA 20124

Seller Related Party Signature Page to

The KEYW Holding Corporation

Everest Technology Solutions, Inc.

Stock Purchase Agreement

Seller Related Party:

Signature:

Printed Name: Douglas Worthington

Address: